Exhibit 2.1
ASSET PURCHASE AGREEMENT
by and between
MOLINA HEALTHCARE, INC.
and
UNISYS CORPORATION
dated as of
January 18, 2010

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(continued)

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(continued)

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		Page
Section 12.14	No Strict Construction	60
Section 12.15	WAIVER OF JURY TRIAL	60
Section 12.16	Further Assurances	61
Section 12.17	Headings	61

EXHIBITS

EXHIBIT A	Form of Assumption Agreement
EXHIBIT B	Subcontract Terms and Pricing
EXHIBIT C	Form of Instrument of Assignment and Bill of Sale
EXHIBIT D	Form of Transition Services Agreement
EXHIBIT E	Form of Trademark Assignment
EXHIBIT F	Form of Patent Assignment
EXHIBIT G	Form of Trademark License Agreement
EXHIBIT H	Seller Financing Lien Release
EXHIBIT I	UGSI Contract

SCHEDULES

SCHEDULE A	Definition of MMIS
SCHEDULE 1.1(a)	Assigned Programs
SCHEDULE 1.1(b)	Assigned Trademark
SCHEDULE 1.1(c)	Assumed Leases
SCHEDULE 1.1(d)	Excluded Operations
SCHEDULE 1.1(e)	Knowledge of Buyer
SCHEDULE 1.1(f)	Knowledge of Seller
SCHEDULE 1.1(g)	Seller’s Accounting Policies
SCHEDULE 1.1(h)	Permitted Liens
SCHEDULE 1.1(i)	Unisys Software and Other Intangible Assets
SCHEDULE 2.1(a)	Other Business Contracts
SCHEDULE 2.1(e)	Permits
SCHEDULE 2.2(n)	Other Excluded Assets
SCHEDULE 2.6	Shared Business Contracts
SCHEDULE 3.2	Net Working Capital Practices and Methodologies
SCHEDULE 4.2(d)	Required Consents at Closing
SCHEDULE 5.4	Conflicts
SCHEDULE 5.5	Consents
SCHEDULE 5.6	Financial Information
SCHEDULE 5.7	Absence of Certain Changes
SCHEDULE 5.9	Material Agreements
SCHEDULE 5.10	Litigation
SCHEDULE 5.12(a)	Benefit Plans
SCHEDULE 5.12(d)	Benefit Plans Compensation
SCHEDULE 5.12(f)	ERISA
SCHEDULE 5.14(e)(i)	Standard Form (Employee)

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SCHEDULE 5.14(e)(ii)	Standard Form (Contractor)
SCHEDULE 5.14(g)	Open Source Software
SCHEDULE 5.14(h)	Source Code
SCHEDULE 5.14(i)	Personally Identifiable Information
SCHEDULE 5.14(j)	Security Measures
SCHEDULE 5.15	Labor Matters
SCHEDULE 5.17	Compliance with Laws
SCHEDULE 5.18	Permits
SCHEDULE 5.20	Brokers and Finders
SCHEDULE 5.21	Certain Business Matters
SCHEDULE 5.22	Customers and Suppliers
SCHEDULE 5.24	Accounts Receivable, Accounts Payable
SCHEDULE 5.25	Letters of Credit and Performance Bonds
SCHEDULE 7.1	Interim Operations of the Business
SCHEDULE 8.1(a)	Business Employees

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ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of January 18, 2010 by and between Molina Healthcare, Inc., a Delaware corporation (“Buyer”), and Unisys Corporation, a Delaware corporation (“Seller”). Buyer and Seller are sometimes referred to herein as a “Party” and collectively as the “Parties.”
     A. Seller is engaged in (among other businesses not subject to this Agreement) (1) the design, development, installation and enhancement of “mechanized claims processing and information retrieval systems” (as defined in Schedule A hereto; “MMIS”), (2) acting as a fiscal agent private contractor to operate states’ MMIS, and (3) the provision of services for Medicaid Drug Rebate Operations Programs (which activities collectively are commonly referred to as Seller’s Health Information Management business and are referred to herein as the “Business”); provided, however, that the term “Business” does not include the Excluded Operations (as defined below); and
     B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Assets (as defined herein), and in connection therewith, Buyer has agreed to assume the Assumed Liabilities (as defined herein), all on the terms and subject to the conditions set forth in this Agreement.
     In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, and intending to be legally bound, the Parties agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATIONS
     Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:
     “Accounts Payable” means all notes and accounts payable of the Business, as determined in accordance with the Seller Accounting Policies.
     “Accounts Receivable” means all notes and accounts receivable of the Business, as determined in accordance with the Seller Accounting Policies.
     “Acquiror” has the meaning set forth in Section 7.5(a)(ii).
     “Affiliate” or “Affiliates” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.
     “Agreement” or “this Agreement” has the meaning set forth in the Preamble and shall include the Exhibits and Schedules hereto.
     “Allocation” has the meaning set forth in Section 3.3.

     “Ancillary Agreements” means the Assumption Agreement, the Instrument of Assignment and Bill of Sale, the Trademark Assignment, the Patent Assignment, any other document used to effectuate the transfer of the Assets from Seller to Buyer, and the certificates delivered as a condition to Closing.
     “Assets” has the meaning set forth in Section 2.1.
     “Assigned Intellectual Property” means the Assigned Programs, the Assigned Patent, the Assigned Trademark, and the Assigned Other Intellectual Property.
     “Assigned Other Intellectual Property” means the trade secrets, know-how, and other confidential and/or proprietary information used by Seller primarily in the conduct of the Business, together with the Trade Secret Rights thereto.
     “Assigned Patent” means the provisional patent application entitled Industry Standards Modeling System; Serial No: 61/232,950; filed September 3, 2009; Unisys docket No: VA015, and any resulting issued patent and any and all related divisionals, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof.
     “Assigned Programs” means, subject to rights held by third parties that have been licensed by Seller prior to the Closing Date under the Assumed Customer Contracts, the computer software (including object code and source code) owned by Seller and set forth on Schedule 1.1(a) and related documentation, including any databases, developer notes, designs and other related materials and files, whether in electronic, paper or other form, in the possession of Seller as of the Closing Date.
     “Assigned Trademark” means the common law name and mark “Health PAS”, Seller’s application to register the same (and any resulting registration of the same), and any names (including Internet domain names) or marks containing or comprising the name and mark “Health PAS” or related thereto, including any names or marks (including Internet domain names) similar thereto or dilutive or derivative thereof, and the logo depicted on Schedule 1.1(b) and any logos containing or comprising such logo or related thereto, including any logos similar thereto or derivative or dilutive thereof, and the goodwill associated therewith, as well as the other Internet domain names listed on Schedule 1.1(b) as owned by Seller.
     “Assignment Consent” has the meaning set forth in Section 2.5(a).
     “Assumed Customer Contracts” means all of the agreements relating to the Business with customers of the Business, including the fiscal agent and Medicaid management services agreements with the states of Idaho, Louisiana, Maine, New Jersey and West Virginia and the pharmacy drug rebate services agreement with the state of Florida.
     “Assumed Leases” means the leases set forth on Schedule 1.1(c) for the Business premises located at (i) 2282 Killearn Center Boulevard, Tallahassee, Florida, (ii) 9415 W. Golden Trout, Boise, Idaho, (iii) 8591 and 8545 (Suites 110 and 250) United Plaza Blvd., Baton Rouge, LA, (iv) 45 Commerce Drive, Augusta, Maine, (v) 1600 Pennsylvania Ave., Charleston, West Virginia, (vi) 3705 Quakerbridge Rd., Trenton, New Jersey, (vii) East State Street and

Ward Avenue, Hamilton Township, New Jersey, and (viii) 4050 Innslake Drive, Glen Allen, Virginia.
     “Assumed Liabilities” has the meaning set forth in Section 2.3.
     “Assumed Other Contracts” means all contracts (other than the Assumed Customer Contracts and the Assumed Leases) to which Seller is a party, used or held for use by Seller primarily in the conduct or operation of the Business, under which a third party provides or licenses products or services or other rights to Seller, including those set forth on Schedules 5.9(a)(i) and 5.9(a)(viii), other than those that are Excluded Assets.
     “Assumption Agreement” means the Assumption Agreement substantially in the form attached hereto as Exhibit A.
     “Benefit Plans” has the meaning set forth in Section 5.12(a).
     “Books and Records” has the meaning set forth in Section 2.1(d).
     “Breach” has the meaning set forth in Section 11.6(a).
     “Business” has the meaning set forth in the Recitals to this Agreement.
     “Business Contracts” has the meaning set forth in Section 2.1(a).
     “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are closed generally.
     “Business Employees” has the meaning set forth in Section 8.1(a).
     “Business Intellectual Property” means any and all Technology used by Seller primarily in the conduct of the Business.
     “Buyer” shall have meaning set forth in the Preamble.
     “Buyer Indemnitees” has the meaning set forth in Section 11.2(a).
     “Buyer Losses” has the meaning set forth in Section 11.2(a).
     “Buyer Material Adverse Effect” means any changes, circumstances, events, conditions, occurrences or developments that, individually or in the aggregate, prevent or impair or would reasonably be expected to prevent or impair in any material respect the ability of Buyer to perform its obligations under this Agreement or the other Transaction Documents to which Buyer is a party or prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.
     “Buyer Plan” has the meaning set forth in Section 8.1(d).
     “Cap” has the meaning set forth in Section 11.2(b)(ii).

     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
     “Claim Notice” has the meaning set forth in Section 11.4(a).
     “Closing” has the meaning set forth in Section 4.1.
     “Closing Date” has the meaning set forth in Section 4.1.
     “Closing Date Net Working Capital” means the Net Working Capital as of the Closing Date.
     “Closing Date Purchase Price” has the meaning set forth in Section 3.2(a).
     “COBRA” means the group health plan continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and codified at 29 U.S.C. §§ 1161-1169, and 26 U.S.C. § 4980B, and any regulations issued pursuant thereto and similar state and local laws.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Competing Proposal” means any written bona fide proposal (other than a proposal or offer by Buyer or any of its Subsidiaries) for any sale by Seller of all or substantially all of the Business or the Assets or any other transaction that would result in the Business or the Assets being owned by a Person other than the Seller.
     “Competitive Business” has the meaning set forth in Section 7.5(a).
     “Confidentiality Agreement” has the meaning set forth in Section 7.3.
     “Consents” has the meaning set forth in Section 5.5.
     “Copyrights” means copyrights, “moral” rights and mask work rights and all registrations and applications to register the same.
     “Covenant Term” has the meaning set forth in Section 7.5(a).
     “Current Assets” means each of the following accounts for current assets of the Business as such terms are used in the Trial Working Capital Calculation: A/R Current and Short Term Net; Total Inventories NBV; and Prepaid Expenses, in each case, in accordance with the Net Working Capital Practices and Methodologies.
     “Current Liabilities” means each of the following accounts for current liabilities of the Business, incurred in the ordinary course of the Business consistent with past practice, as such terms are used in the Trial Working Capital Calculation: Total Accounts Payable/Accruals; Total Accrued Liabilities (as adjusted); and Total Deferred Revenue — Current (as adjusted), in each case, in accordance with in the Net Working Capital Practices and Methodologies.

     “Data Room” means the electronic data room posted by Seller at https://services.intralinks.com as in effect at 11:59 p.m., Eastern time, on the day immediately prior to the date hereof, comprising the correspondence, contracts, agreements, licenses, documents and other information made available to Buyer and its Representatives.
     “Disclosure Schedule” has the meaning set forth in Article V.
     “DOJ” means the Antitrust Division of the United States Department of Justice.
     “Enforceability Exceptions” has the meaning set forth in Section 5.3.
     “Environmental Claim” or “Environmental Claims” means any claim, action, cause of action, investigation or written notice by any Person alleging actual or potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, personal injuries or penalties relating to (a) the presence or release into the environment of any Hazardous Substances at the premises of Seller, on or before the Closing Date or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
     “Environmental Laws” means CERCLA, RCRA, National Environmental Policy Act of 1969 and any other federal, state or local statutes, regulations, rules, ordinances or codes of applicable Governmental Entity, which relate to (a) the protection of human health or the environment from Hazardous Substances, including those pertaining to reporting, licensing, permitting, investigating and remediating discharges, releases or threatened releases of Hazardous Substances into the air, surface water, sediments, groundwater or land or (b) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.
     “ERISA Affiliate” means any entity that is or at any applicable time was (a) considered a single employer with Seller under ERISA Section 4001(b), or (b) part of the same “controlled group” as Seller for purposes of ERISA Section 302(d)(3).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Excluded Assets” has the meaning set forth in Section 2.2.
     “Excluded Consequential Damages” has the meaning set forth in Section 11.8.
     “Excluded Contractual Liabilities” has the meaning set forth in Section 2.3(b).
     “Excluded Liabilities” has the meaning set forth in Section 2.4.
     “Excluded Operations” means Seller’s business relating to the contracts set forth on Schedule 1.1(d) and the assets and resources used or held for use in the provision of services under such contracts (other than the assets and resources used or held for use in the provision of services under the Subcontract).
     “Facilities” has the meaning set forth in Section 5.13(a).
     “Final Closing Date Net Working Capital Statement” has the meaning set forth in Section 3.2(e).
     “Financial Information” has the meaning set forth in Section 5.6.
     “Fixed Assets” means all machinery, equipment, tools, furniture, furnishings, vehicles, office equipment (including telecommunication equipment), supplies, goods and other tangible items of personal property owned or leased by Seller and used or held for use primarily in the Business, including, to the extent transferable, all warranties and guarantees, if any, existing for the benefit of Seller in connection with the Fixed Assets.
     “Form 8594” means Internal Revenue Service Form 8594 and any required attachments thereto.
     “FTC” means the United States Federal Trade Commission.
     “Governmental Entity” means a foreign, federal, state or local government, court, arbitrator, arbitral tribunal, administrative agency or commission or other foreign, federal, state or local governmental or regulatory authority or agency; provided however that Governmental Entity does not include any state solely in its capacity as a customer of the Business.
     “Guarantees” has the meaning set forth in Section 5.25.
     “Hazardous Substance” means any hazardous or toxic substance, pollutant, contaminant or other material which, as of the date of this Agreement, is defined as hazardous or toxic under CERCLA, and its implementing regulations; defined as a hazardous waste or regulated substance under RCRA and its implementing regulations; or is regulated under any applicable Environmental Laws, including any substance which has been determined by regulation, ruling or otherwise by any Governmental Entity to be a hazardous or toxic substance regulated under applicable Law, and shall include petroleum and petroleum products, asbestos and polychlorinated biphenyls.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
     “Indemnified Party” has the meaning set forth in Section 11.4(a).
     “Indemnifying Party” has the meaning set forth in Section 11.4(a).
     “Independent Accounting Firm” has the meaning set forth in Section 3.2(d).
     “Initial Purchase Price” has the meaning set forth in Section 3.1.

     “Instrument of Assignment and Bill of Sale” has the meaning set forth in Section 4.2(a).
     “Intellectual Property Rights” means worldwide (a) Patents, (b) Copyrights, (c) Trade Secret Rights, (d) Trademark rights, and (e) analogous rights to those set forth above.
     “Know-How” means trade secrets and other confidential and proprietary information.
     “Knowledge of Buyer” or “Known to Buyer” means the actual knowledge of any of those persons set forth on Schedule 1.1(e) after such person has made reasonable inquiry of documents in Buyer’s possession and of the persons generally responsible for the subject matter to which knowledge is pertinent or receipt of actual notice by such person that clearly conveys the specific matters in respect of which knowledge is pertinent.
     “Knowledge of Seller” or “Known to Seller” means the actual knowledge of any of those persons set forth on Schedule 1.1(f)(1) after such person has made reasonable inquiry of documents in Seller’s possession and of the persons generally responsible for the subject matter to which knowledge is pertinent, including as appropriate those persons set forth on Schedule 1.1(f)(2), or receipt of actual notice by such person that clearly conveys the specific matters in respect of which knowledge is pertinent.
     “Latest Balance Sheet” the Summary Statement of Assets and Liabilities for the Business at the Latest Balance Sheet Date.
     “Latest Balance Sheet Date” means November 30, 2009.
     “Law” means any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Entity.
     “Leased Real Property” has the meaning set forth in Section 5.8(b).
     “Legal Proceeding” means any judicial, administrative or arbitral action, hearing, investigation Known to Seller, litigation, challenge, proceeding or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before any Governmental Entity.
     “Liabilities” means any and all debts, liabilities and obligations whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.
     “Liens” means any and all liens, encumbrances, charges, security interests, options, claims, mortgages, pledges, reservations of rights, or other restrictions on title or transfer of any nature whatsoever. For the avoidance of doubt, Liens shall not include non-exclusive licenses of or other grants with respect to Intellectual Property Rights in the ordinary course of business consistent with past practice, provided that Liens shall include any express, written reservation or grant of a non-exclusive license for the benefit of Seller or its Affiliates to internally developed or specially commissioned Assigned Programs included in the Assets.
     “Losses” has the meaning set forth in Section 11.3(a).

     “Material Adverse Effect” means any changes, circumstances, events or conditions (“Effect”) that have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the operations, assets, liabilities, financial condition or results of operations of the Business, taken as a whole, or that materially impair the ability of Seller to consummate the transactions contemplated hereby or by the other Transaction Documents; provided, however, in determining whether a Material Adverse Effect has occurred, there shall be excluded any Effect the cause of which is: (a) any failure by the Business to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period ending on or after the date of this Agreement; (b) any Effect attributable to matters affecting (i) the industries in which the Business participates, (ii) the U.S. economy or (iii) the economy of any state for which the Business performs services, except to the extent that any such Effect described in the foregoing clauses (i) through (iii) has had or is reasonably likely to have a disproportionate negative effect on the Business or the Assets; (c) any Effect arising from or relating to any change in accounting requirements or non-voluntarily assumed principles or any change in applicable Laws or the interpretation or enforcement thereof; (d) any Effect resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement or any of the other Transaction Documents; or (e) any Permitted Liens or Excluded Liability. References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Effect or materiality.
     “Material Agreement” has the meaning set forth in Section 5.9.
     “Minimum Loss” has the meaning set forth in Section 11.2(b)(i).
     “MMIS” has the meaning set forth in the Recitals to this Agreement.
     “Net Working Capital” means, as of a given date, Current Assets minus Current Liabilities. Notwithstanding anything to the contrary contained herein, Net Working Capital shall not include (a) any assets or liabilities related or attributable to Taxes (including without limitation any deferred Tax assets or liabilities), (b) any assets or liabilities attributable to Non-Assignable Contracts for which an Assignment Consent has not been obtained as of the Closing Date, (c) any assets or liabilities attributable to Shared Business Contracts that have not been split as of the Closing Date, (d) any Excluded Assets, or (e) any Excluded Liabilities.
     “Net Working Capital Practices and Methodologies” has the meaning set forth in Section 3.2(a).
     “Non-Assignable Contract” has the meaning set forth in Section 2.5(a).
     “Notice Period” has the meaning set forth in Section 11.4(b).
     “Objection” has the meaning set forth in Section 3.2(c).
     “Offers” has the meaning set forth in Section 8.1(a).
     “Open Source Software” has the meaning set forth in Section 5.14(j).

     “Order” means any decision, award, injunction, judgment, decree, order, ruling, or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Entity.
     “Party” or “Parties” has the meaning set forth in the Preamble.
     “Patent Assignment” has the meaning set forth in Section 4.2(c).
     “Patents” means issued patents and pending patent applications, patent disclosures, and any and all related divisionals, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof.
     “Permits” has the meaning set forth in Section 2.1(e).
     “Permitted Liens” means (a) any Liens for Taxes not yet due and payable, or, if due, not delinquent or those set forth in Schedule 1.1(h) being contested in good faith by appropriate proceedings during which collection or enforcement against the property is stayed; (b) any mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business and securing obligations which are not yet due or those set forth in Schedule 1.1(h) being contested in good faith by proceedings during which collection or enforcement against the property is stayed; (c) any Liens arising or resulting from any action taken by Buyer; (d) Liens of customers under the express terms of the Assumed Customer Contracts; (e) other Liens of record that do not materially adversely affect title to or the use or operation of the Business; and (f) with respect to all periods prior to the Closing, the Seller Financing Liens, and (g) the non-exclusive licenses rights granted by Seller under the cross-license agreements listed on Schedule 1.1(h).
     “Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.
     “Personally Identifiable Information” has the meaning set forth in Section 5.14(i).
     “Preliminary Working Capital” has the meaning set forth in Section 3.2(a).
     “Preliminary Working Capital Statement” has the meaning set forth in Section 3.2(b).
     “Purchase Price” has the meaning set forth in Section 3.1.
     “RCRA” means the Resource Conservation and Recovery Act of 1976, as amended.

     “Representatives” means a Person’s Affiliates, directors, managers, officers, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors.
     “Required Assets” has the meaning set forth in Section 5.11.
     “Required Consents” has the meaning set forth in Section 4.2(d).
     “SAS 70” means Statement on Auditing Standards (SAS) No. 70, Service Organizations, issued by the American Institute of Certified Public Accountants.
     “Seller” has the meaning set forth in the Preamble.
     “Seller Accounting Policies” shall mean Seller’s accounting policies and principles employed by Seller as described on Schedule 1.1(g).
     “Seller Financing Liens” means any Liens, which will be released at the Closing, securing Seller’s obligations under (i) one or more debt facilities or commercial paper facilities providing for revolving credit loans, term loans, receivables financing (including the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables), letters of credit or other long-term indebtedness or (ii) any debt securities issued by Seller or its Subsidiaries.
     “Seller Indemnitees” has the meaning set forth in Section 11.3(a).
     “Seller Losses” has the meaning set forth in Section 11.3(a).
     “Shared Business Contracts” has the meaning set forth in Section 2.6.
     “Shrink Wrap Code” means any generally commercially available software in executable code form (other than development tools and development environments) that is available for a cost of not more than U.S. $5,000 for a perpetual license for a single user or work station (or $50,000 in the aggregate for all users and work stations).
     “Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
     “Subcontract” means the subcontract between Buyer and Seller pursuant to which Buyer will provide the services described in Exhibit B and Seller shall pay Buyer the fees described in Exhibit B, in such form and on such additional terms as agreed by Buyer and Seller in good faith prior to the Closing.
     “Subsidiary” or “Subsidiaries” means with respect to any Person, any other Person directly or indirectly controlled by such first Person, where the term “controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     “Target Amount” means Ten Million Dollars ($10,000,000).
     “Tax” or “Taxes” means all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any Governmental Entity, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp and other taxes, and shall include (a) interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns and (b) any Liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group, as a result of a contractual obligation to indemnify any other Person, or as a result of being a predecessor or transferor or otherwise by operation of Law.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.
     “Technology” means any or all of the following (A) works of authorship including computer programs, whether in source code or in executable code form, architecture and documentation, (B) inventions (whether or not patentable), discoveries and improvements, (C) proprietary and confidential information, trade secrets and know how, (D) databases, data compilations and collections and technical data, (E) Trademarks, (F) web addresses and sites, (G) methods and processes, and (H) devices, prototypes, designs and schematics.
     “Termination Date” has the meaning set forth in Section 10.1(b).
     “Trademark Assignment” has the meaning set forth in Section 4.2(c).
     “Trademark License Agreement” has the meaning set forth in 4.2(c).
     “Trademarks” means trademarks, trade dress, service marks, logos, trade names, Internet domain names and all registrations and applications to register the same and the goodwill associated therewith.
     “Trade Secret Rights” means all rights, now existing or hereafter coming into existence, to know-how, show-how and trade secrets, irrespective of whether such rights arise under U.S. or international intellectual property, unfair competition or trade secret laws.
     “Trial Working Capital Calculation” means the calculation of Net Working Capital as of November 30, 2009 as set out on Schedule 3.2.
     “Transaction Documents” means this Agreement, the Transition Services Agreement, the Assumption Agreement, the Instrument of Assignment and Bill of Sale, the Trademark Assignment, the Patent Assignment, the Trademark License Agreement, the Subcontract, the UGSI Contract, the Unisys Software License Agreement and all other agreements, certificates, instruments, documents and writings delivered by Seller to Buyer or Buyer to Seller in connection with the Closing of the transactions contemplated by this Agreement.

     “Transfer Taxes” means all sales (including bulk sales), use, transfer, recording, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp, duties or similar Taxes and fees incurred in connection with or resulting from this Agreement and the transactions contemplated hereunder, including interest, penalties or additions thereto or attributable to any failure to comply with any requirement regarding the payment of Transfer Taxes or filing Tax Returns in connection therewith.
     “Transferred Employees” has the meaning set forth in Section 8.1.
     “Transition Services Agreement” has the meaning set forth in Section 4.2(b).
     “UGSI Contract” has the meaning set forth in Section 4.2(f).
     “Unisys Pension Plan” means the Unisys Pension Plan, as amended and restated effective January 1, 2010.
     “Unisys Savings Plan” means the Unisys Corporation Savings Plan, as amended and restated effective January 1, 2010.
     “Unisys Software” means the Unisys proprietary software listed on Schedule 1.1(i), as updated by Seller prior to the Closing pursuant to Section 12.16(b).
     “Unisys Software License Agreement” means an agreement between Buyer and Seller to be entered into at Closing pursuant to which Seller grants Buyer a non-exclusive, royalty-free, world-wide, sublicensable and transferable license, effective as of the Closing Date, to the Unisys Software, limited in scope to use in the Business as conducted as of the Closing Date and natural extensions thereof (without limitation as to any increase in the number of customers), together with any and all rights to software updates and improvements that Seller makes generally available to its licensees of such software.
     Section 1.2 Interpretation.
          (a) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”
          (b) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.
          (c) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
          (d) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

          (e) A reference to any specific Law or to any provision of any Law shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.
ARTICLE II
SALE OF ASSETS AND ASSUMPTION OF LIABILITIES
     Section 2.1 Sale and Transfer of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire, receive and accept from Seller, free and clear of all Liens (other than Permitted Liens), the Assets. For purposes of this Agreement, “Assets” means all of Seller’s right, title and interest in and to the following assets, properties, contractual rights, goodwill, going concern value, rights and claims of Seller, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of Seller, as existing as of the Closing Date, subject to Section 2.5, and in each case other than the Excluded Assets:
          (a) the Assumed Customer Contracts, the Assumed Leases, the Assumed Other Contracts and the other contracts listed on Schedule 2.1(a) (the “Business Contracts”);
          (b) the Assigned Intellectual Property;
          (c) the Fixed Assets, together with any transferable application software programs that are not included in the Assigned Programs and that are installed on servers or personal computers included in the Fixed Assets;
          (d) the books and records of Seller to the extent relating to the Business and in the care, custody or control of Seller, including (i) books and records to the extent relating to the Assigned Other Intellectual Property or the business, commercial, financial, or other information of the Business, regardless of form, (ii) regulatory documents, records and applications to the extent related to the Assets or the Business, and (iii) marketing materials, customer lists and financial data to the extent related to the Assets or the Business, but excluding any such records to the extent not used or held for use in the Business, and excluding Tax Returns, tax records, work papers and the corporate books and records of Seller (“Books and Records”); provided, however, that Seller may retain a copy of the Books and Records for legal and accounting archival purposes; and further provided that Seller may redact any information reflected on such books and records that does not relate to the Business;
          (e) any licenses, permits, certificates of authority, authorizations, approvals, registrations, qualifications, waivers and similar consents granted or issued by any Governmental Entity, solely with respect to the Business, all as set forth on Schedule 2.1(e), to the extent their transfer is permitted by Law (“Permits”);
          (f) the Current Assets;

          (g) all of Seller’s rights, claims and causes of action against third parties (whether known or unknown, matured or un-matured, accrued or contingent) to the extent related to the Assets or the Business other than causes of action (i) arising under this Agreement or other Transaction Documents and the transactions contemplated hereby and thereby, or (ii) relating to the Excluded Assets or Excluded Liabilities;
          (h) all going concern value and goodwill relating to the Assets and the Business; and
          (i) the right that Seller may have to enforce non-competition, non-solicitation and similar covenants against current and former employees, consultants and other service providers of the Business to the extent arising out of a breach of such covenants that affects the Business and rights under confidentiality and invention assignment agreements with current and former employees, consultants and other service providers of the Business to the extent related to the Business;
          (j) all other assets, properties and rights used or held for use by Seller exclusively in the Business.
     Section 2.2 Excluded Assets. Notwithstanding any other provisions in this Agreement, it is expressly agreed the Assets shall not include, and Buyer shall not acquire, any right, title or interest in and to the following assets, properties or rights (the “Excluded Assets”):
          (a) cash and cash equivalents, bank deposits, investment accounts, lockboxes, certificates of deposit, marketable securities or similar cash items, including accrued interest, dividends or other earnings thereon other than pre-paid expenses, security deposits and deposit amounts that are specifically included in the Current Assets;
          (b) all Tax Returns of Seller and all refund, credits and receivables of Taxes of Seller;
          (c) any licenses, permits, certificates of authority, authorizations, approvals, registrations, qualifications, waivers and similar consents granted or issued by any Governmental Entity, except for the Permits, and the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and other documents relating to the organization and existence of Seller as a corporation;
          (d) all rights to the name “Unisys” and any names, marks, logos and Internet domain names using the name “Unisys” or any derivative thereof (other than as permitted under the Trademark License Agreement);
          (e) all support and services (and assets used in the provision of such support or services) provided by Seller or any of its Subsidiaries or outsource providers to the Business, including but not limited to Financial and Accounting, Payroll, Disbursements, Marketing and Proposal Support, IT and Telecommunications, Unisys University, Internal and External Communications and Investor Relations, Treasury, Human Resources, Tax, Internal Audit, Legal, Contracts and Procurement, General Administrative Support, Order Entry and

Billing, Credit and Collections, Facilities, Logistic and Environmental Services, Risk Management and Insurance, Desktop Maintenance and Helpdesk Support;
          (f) all rights to use internal-use software and systems and communication connectivity and carrier, including Webtime time tracking system, WebTrex/Concur expense reporting, computer aided design (CAD) software, Seibel, Oracle, PeopleSoft, Microsoft Exchange, WinZip, Courion (password re-set application), AT&T Global Network Client, Adobe Acrobat, Sygate security agent, Unisys online helpdesk, UCS and error tracking systems, Corporate directory, Udeliver, U-Net Unisys internal website, voice mail and email systems, email addresses, internal telephone and Nortel VPN and/or dialup connectivity, internal and external internet connectivity, and use of teleconferencing systems, except for transferrable application software installed on servers or personal computers included in the Fixed Assets;
          (g) consideration paid to Seller, and all other rights of Seller under this Agreement, any other Transaction Document or the Confidentiality Agreement;
          (h) all assets related to the Benefit Plans;
          (i) any rights or benefits pursuant to any of Seller’s insurance policies (intercompany, self-insurance or otherwise);
          (j) any causes of action, lawsuits, judgments, claims and demands of any nature to the extent arising or relating to events that occur prior to, at or following the Closing except for those assigned to Buyer under Section 2.1(g);
          (k) any Books and Records that Seller or any of its Affiliates are required to retain pursuant to any applicable Law or which relate to the Excluded Assets or the Excluded Liabilities (except that upon Buyer’s request, Seller and its Affiliates shall deliver copies of any such Books and Records (other than those that relate to the Excluded Assets or the Excluded Liabilities) to Buyer);
          (l) personnel files of Business Employees;
          (m) all performance bonds, funds, letters of credit, and amounts held in escrow or trust, including those posted or deposited with or in favor of any Governmental Entity (including in its capacity as a client of the Business) to support Seller’s or any of its Affiliates’ financial or other responsibility or bonding requirements under any Assumed Customer Contract, permit, license or other governmental authorization; and
          (n) the other systems, assets, properties, contracts, services and rights listed on Schedule 2.2(n).
     Section 2.3 Assumed Liabilities. At the Closing, on the terms and subject to the conditions set forth in this Agreement, Buyer shall assume and shall pay, perform and discharge when due the following Liabilities, except to the extent the same are Excluded Liabilities, and no others (the “Assumed Liabilities”):

          (a) Financial Statement Liabilities. Except as otherwise provided in this Agreement, all Liabilities reflected in the Closing Date Net Working Capital; and
          (b) Business Contracts. All Liabilities to the extent arising or to be performed after the Closing under the Business Contracts or Permits, excluding any Liability under the Business Contracts (other than the Assumed Customer Contracts) or Permit that Seller was obligated to perform or discharge on or prior to the Closing Date or to the extent resulting from defaults, misrepresentations or breaches that occurred prior to the Closing (collectively, the “Excluded Contractual Liabilities”); provided, however, that if Seller pays to Buyer the actual cost of curing such default, misrepresentation or breach, such Liability shall constitute an Assumed Liability hereunder.
     Section 2.4 Excluded Liabilities. It is expressly agreed that, except for the Assumed Liabilities, Buyer does not hereby and Buyer shall not assume or have any obligation to pay, perform or discharge, any Liabilities of Seller and its Affiliates whatsoever, whether arising out of, relating to or otherwise in respect of the ownership and operation of the Business and the Assets or otherwise. All Liabilities of Seller and its Affiliates not included in the Assumed Liabilities shall be referred to herein as the “Excluded Liabilities”. Notwithstanding anything to the contrary herein, a Liability that constitutes an Excluded Liability shall not become an Assumed Liability or otherwise become the responsibility of Buyer solely by Seller disclosing such Liability in the Disclosure Schedule, including the Excluded Liabilities disclosed in Schedules 5.10, 5.14(i), 5.14(j), 5.15 (Items 1, 2(2) and 3 only) and 5.21 to the Disclosure Schedule. For purposes of clarification, “Excluded Liabilities” includes all of the following Liabilities of Seller and its Affiliates:
          (a) Excluded Assets. Liabilities arising out of the Excluded Assets or, subject to Section 2.5, Non-Assignable Contracts;
          (b) Contracts. All Liabilities with respect to contracts not assumed by Buyer hereunder and the Excluded Contractual Liabilities; provided, however, that if Seller pays to Buyer the actual cost of curing such default, misrepresentation or breach, such Liability shall constitute an Assumed Liability hereunder;
          (c) Indebtedness. All Liabilities for indebtedness (including interest and penalties thereon but excluding trade payables included in the Current Liabilities);
          (d) Certain Taxes. All Liabilities for (i) Taxes of Seller and its Affiliates for any taxable period, (ii) Taxes arising from or attributable to the Business, the Assets or Seller’s operation of the Business or the Assets for all taxable periods (or portions thereof) ending on or prior to the Closing Date (or, in the case of a Straddle Period, the portion of such period up to and including the Closing Date) and (iii) Seller’s portion of Transfer Taxes in accordance with Section 7.6;
          (e) Employees and other Service Providers. All Liabilities whenever arising (whether under Law, contract or otherwise) relating to or arising out of (i) the employment or other service relationship between Seller or its Affiliates or Subsidiaries and all current or former employees or independent contractors of Seller or its Affiliates or Subsidiaries

(except (1) to the extent included in Current Liabilities and (2) for Assumed Liabilities (i.e., post-closing Liabilities) under the contracts referenced on Schedule 2.1(a)); or (ii) workers’ compensation claims against Seller or any of its Affiliates or Subsidiaries that relate to the period on or before the Closing Date, irrespective of whether such claims are made prior to or after the Closing;
          (f) Environmental Claims. All Liabilities relating to Environmental Claims to the extent arising out of facts, circumstances, events or conditions relating to the Business or the Assets occurring or existing on or prior to the Closing Date;
          (g) Legal Proceedings. All Liabilities (x) in respect of any Legal Proceeding (i) pending against Seller, the Business or the Assets on the Closing Date; (ii) instituted after the Closing Date to the extent arising out of actions or inactions of Seller or its Affiliates or Subsidiaries or the operation of the Business on or prior to the Closing Date or (iii) relating to any Excluded Asset, or (y) under any settlement agreement or Order entered in connection with any Legal Proceeding;
          (h) Transaction Expenses. Any broker’s, finder’s or similar fee incurred by Seller and any cost, fee or expense incurred by Seller in connection with the negotiation and preparation of this Agreement and the performance by Seller of the terms and conditions contained herein and the transactions contemplated hereby, except for those costs, fees and expenses that Buyer agrees to bear hereunder; and
          (i) Benefit Plans. All Liabilities with respect to the Benefit Plans and all other arrangements that would qualify as Benefit Plans but for the materiality and other exclusions set forth in Section 5.12(a).
     Section 2.5 Non-Assignable Contracts.
          (a) Notwithstanding anything herein to the contrary, if any of the Business Contracts are not assignable or transferable (each, a “Non-Assignable Contract”) without the consent of, or waiver by, a third party (each, an “Assignment Consent”), either as a result of the provisions thereof or applicable Laws, and any of such Assignment Consents are not obtained by Seller on or prior to the Closing Date other than any Required Consents (unless waived by Buyer), then (i) the Closing shall proceed and Buyer shall pay the full Closing Date Purchase Price at Closing, without the assignment of such contract(s), (ii) the failure to obtain such consent(s) and the failure to assign such contract(s) shall not constitute a breach of this Agreement by Seller, (iii) Buyer and Seller shall use commercially reasonable efforts for a period of nine (9) months following the Closing Date (or, if applicable, such longer period specified in Section 2.8) to obtain such Assignment Consents as soon as reasonably practicable after the Closing Date and thereafter assign to Buyer such Non-Assignable Contracts (provided that such efforts shall not require Seller to make any payment or financial or other accommodations or grants to any third party (other than as mutually agreed in writing by the Parties)), and (iv) this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Non-Assignable Contracts, and Buyer shall not assume Seller’s rights or obligations under such Non-Assignable Contracts (and such Non-Assignable Contracts shall not be included in the Assets) until, with respect to each Non-Assignable Contract, such time if and when such Assignment Consent is obtained (at which time such Business Contract shall no longer be a Non-Assignable Contract hereunder).
          (b) The Parties will reasonably cooperate in any alternative lawful arrangement under which Buyer shall, effective as of the Closing, (A) have the benefit under such Non-Assignable Contracts as if they had been assigned, and (B) bear the Liabilities of such Non-Assignable Contracts as if they had been assumed by Buyer, in each case until such Assignment Consent is obtained, and the Parties shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to effectuate the foregoing.
     Section 2.6 Shared Business Contracts. If requested by Buyer, prior to the Closing and for a period of nine (9) months following the Closing (or, if applicable, such longer period specified in Section 2.8), the Parties shall use commercially reasonable efforts (i) to cause any Business Contracts that are not exclusively related to the Business and other contracts listed on Schedule 2.6 (the “Shared Business Contracts”) to be split into separate contracts between the appropriate third party and Buyer (with respect to the portion of the Shared Business Contracts that does relate to the Business) or between the appropriate third party and Seller (with respect to the portion of the Shared Business Contracts that does not relate to the Business), (ii) to cause the third party to the Shared Business Contract to enter a new contract with Buyer replacing the portion of the Shared Business Contract that does relate to the Business, or (iii) to cause a license or purchase order issued under a Shared Business Contract to be moved from that contract to a contract between the applicable third party and Buyer (the actions in clauses (i), (ii) and (iii) shall be referred to as a “Contract Separation”). In the event and to the extent the Parties are unable to complete a Contract Separation with respect to a Shared Business Contract, then (x) the Parties shall use their commercially reasonable efforts in good faith to complete the Contract Separation as promptly as practicable, and (y) if such separation is not obtained, the Parties shall reasonably cooperate in any alternative lawful arrangement designed to provide for Buyer the benefits after Closing that it would have received, and to subject Buyer directly to the Liabilities, as if such Contract Separation had occurred, and the Parties shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to effectuate the foregoing. In connection with its efforts under this Section, Seller shall not be required to make any payment or financial or other accommodations or grants to any third party, other than as mutually agreed in writing by the Parties.
     Section 2.7 Missed or Unscheduled Contracts. In the event of a breach of the representations in Section 5.11 other than in the first sentence thereof, if the applicable Required Asset is a contract with a third party, such contract shall constitute a “Business Contract” solely for purposes of Sections 2.5 and 2.6 hereof and the definition of “Consent Costs”; provided, however, with respect to any such contracts only, the applicable time periods in Sections 2.5 and 2.6 shall be twenty-one (21) months from the Closing Date (instead of nine months). In addition, the applicable time periods in Sections 2.5 and 2.6 shall be twenty-one (21) months from the Closing Date (instead of nine months) for any Business Contract not listed in a Schedule to this Agreement.
     Section 2.8 Names and Marks. Buyer acknowledges and agrees that neither this Agreement nor the sale of the Assets grants Buyer any right, title or interest whatsoever in or to the “Unisys” mark or logo (including in any domain names) or other marks or logos of Seller and its Affiliates, except for the Assigned Trademark, whether alone or in combination with any other words, phrases or designs or any derivatives, abbreviations, acronyms or other formatives based on or including any of the foregoing or any other similar name or mark of Seller or any of its Affiliates or any marks or logos confusingly similar thereto, except (i) to refer to the historical relationship of the Business with Seller and (ii) as permitted under the Trademark License Agreement.
ARTICLE III
PURCHASE PRICE AND ADJUSTMENTS
     Section 3.1 Purchase Price. In consideration of the sale, transfer, assignment, conveyance and delivery of the Assets, and subject to the terms and conditions of this Agreement, Buyer shall, in addition to Buyer’s assumption of the Assumed Liabilities, pay to Seller an aggregate amount equal to One Hundred Thirty Five Million Dollars ($135,000,000) in cash (the “Initial Purchase Price”), subject to any adjustment as provided for in Section 3.2 (as finally adjusted, the “Purchase Price”). Buyer shall pay the Closing Date Purchase Price to Seller by wire transfer of immediately available funds, to such bank account(s) as shall be specified in writing by Seller prior to the Closing.
     Section 3.2 Adjustment to Purchase Price.
          (a) At least two (2) Business Days prior to the Closing Date, Seller shall prepare, or cause to be prepared, using then available information, and deliver to Buyer a statement, together with the detailed work papers which support such statement, setting forth in reasonable detail Seller’s good faith estimate of the Closing Date Net Working Capital (the “Preliminary Working Capital”), which statement shall be prepared in a manner consistent with the calculation of the Trial Working Capital Calculation and the practices and methodologies set out on Schedule 3.2 (the “Net Working Capital Practices and Methodologies”). The Initial Purchase Price to be paid at the Closing shall be (i) increased dollar for dollar by the amount the Preliminary Working Capital exceeds the Target Amount or (ii) decreased dollar for dollar by the amount the Preliminary Working Capital is less than the Target Amount (the Initial Purchase Price as so adjusted at the Closing, the “Closing Date Purchase Price”).
          (b) Within fifteen (15) days following the Closing Date, Seller shall prepare, or cause to be prepared, and deliver to Buyer, a statement, together with the detailed work papers which support such statement (collectively, the “Preliminary Working Capital Statement”), setting forth in reasonable detail the Closing Date Net Working Capital, which statement shall be prepared in accordance with the Net Working Capital Practices and Methodologies. The Preliminary Working Capital Statement shall also set out in reasonable detail any prepaid expenses attributable to Non-Assignable Contracts and Shared Business Contracts that were not included in the Closing Date Net Working Capital because the applicable Assignment Consent was not obtained or such Shared Business Contract was not split as of the Closing Date.

          (c) To the extent necessary to verify and confirm the accuracy of the Preliminary Working Capital Statement, Buyer shall have the right to review the books and records of Seller for a period of ninety (90) days following the Closing Date. The Preliminary Working Capital Statement shall be binding and conclusive upon, and deemed accepted by, Buyer unless Buyer shall have notified Seller in writing within ninety (90) days following the Closing Date of any good faith objection thereto, which objection can only be that the Closing Date Net Working Capital, as reflected on the Preliminary Working Capital Statement, has not been prepared in accordance with the Net Working Capital Practices and Methodologies or contains mathematical errors on its face (the “Objection”), indicating in reasonable detail the basis for its objections and the specific adjustments to the Closing Date Net Working Capital reflected on the Preliminary Working Capital Statement which Buyer believes should be made, and the Parties shall meet and confer in an effort to resolve such disagreement in good faith. Any items not disputed in a valid Objection shall be deemed to have been accepted by Buyer.
          (d) If the Parties are unable to resolve all of their disputes with respect to the calculation of the Closing Date Net Working Capital within fifteen (15) days following Seller’s receipt of Objection to the Preliminary Working Capital Statement pursuant to Section 3.2(c), then the Parties shall refer their remaining differences to an independent public accounting firm mutually agreed to by the Parties (the “Independent Accounting Firm”) for decision, which decision shall be final and binding on the Parties upon delivery of the Independent Accounting Firm’s written opinion. Within fifteen (15) days following the reference of such dispute to the Independent Accounting Firm, each Party shall submit its position with respect to any unresolved elements of the Objection to the Independent Accounting Firm in writing (with a copy to the other Party), supported by any documents and/or affidavits upon which it relies. Failure to do so without reasonable cause shall constitute a withdrawal by the applicable Party of its position with respect to any unresolved elements of the Objection to which such failure relates. The Independent Accounting Firm shall make its determination based solely on the provisions of this Section 3.2 and the submissions of the Parties, and not by independent review, and shall review only those issues still in dispute and only as to whether such amounts were arrived at in conformity with the Net Working Capital Practices and Methodologies and Section 3.2(b) hereof or contain mathematical errors on their face. The Independent Accounting Firm shall review the written submissions from the Parties and shall deliver their written opinion setting forth the proper amount of any disputed item within the scope of their review within a reasonable time following its receipt of such written submissions of the Parties. The scope of the disputes to be resolved by the Independent Accounting Firm is limited to the unresolved portion of the Objection submitted by Buyer and the Independent Accounting Firm may not assign a value to any disputed item greater than the greatest value for such item claimed by any Party or less than the lowest value for such item claimed by any Party. The Parties shall make readily available to the Independent Accounting Firm all relevant books and records and any work papers (including those of the Parties’ respective accountants) relating to Objection and the Preliminary Working Capital Statement, respectively, and all other items reasonably requested by the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm shall be paid one-half by Seller and one-half by Buyer.
          (e) The calculation of the Closing Date Net Working Capital shall become final and binding on the Parties upon the earliest of (i) if no Objection has been timely filed, the expiration of the period within which Buyer must make its objection pursuant to

Section 3.2(c) hereof, (ii) the date of an agreement in writing by the Parties that the Preliminary Working Capital Statement, together with any modifications thereto agreed by the Parties, shall be final and binding and (iii) the date on which the Independent Accounting Firm shall issue its written determination with respect to any dispute relating to such Preliminary Working Capital Statement. The Preliminary Working Capital Statement, (A) as submitted by Seller if no timely Objection has been given, (B) as adjusted pursuant to any such agreement between the Parties or (C) as adjusted pursuant to such determination of the Independent Accounting Firm pursuant to Section 3.2(d) hereof, is herein referred to as the “Final Closing Date Net Working Capital Statement.”
          (f) The Closing Date Purchase Price shall be (i) increased dollar for dollar by the amount the Closing Date Net Working Capital as reflected on the Final Closing Date Net Working Capital Statement exceeds the Preliminary Working Capital or (ii) decreased dollar for dollar by the amount the Closing Date Net Working Capital as reflected on the Final Closing Date Net Working Capital Statement is less than the Preliminary Working Capital. Any adjustments to the Closing Date Purchase Price made pursuant to this Section 3.2(f) shall be paid by wire transfer of immediately available funds to the account or accounts specified by Seller, if Seller is owed payment, or to the account or accounts specified by Buyer, if Buyer is owed payment, within five (5) Business Days after the date the calculation of the Closing Date Net Working Capital becomes final and binding.
     Section 3.3 Allocation of Purchase Price. The Parties agree that the Purchase Price and Assumed Liabilities shall be allocated among the Assets (tangible and intangible) on the basis of an allocation prepared in accordance with Section 1060 of the Code (the “Allocation”). The Allocation shall be prepared by Buyer for the review and approval by Seller within twenty (20) days after the date on which the calculation of the Closing Date Net Working Capital shall become final and binding on the Parties. If the Parties have not adopted the Allocation within the timeframe described above, any disputed aspects of the Allocation shall be resolved by Independent Accounting Firm before the first filing date for filing IRS Form 8594. Such resolution by the Independent Accounting Firm shall be final on both parties. The fees and expenses of the Independent Accounting Firm shall be paid one-half by Seller and one-half by Buyer. Such final version of the Allocation shall become part of this Agreement for all purposes. The Parties agree to report, pursuant to Section 1060 of the Code and the regulations promulgated thereunder or any other similar provision under state, local or foreign law, as and when required, the Allocation of the Purchase Price, as adjusted, among the Assets in a manner entirely consistent with such Allocation in the preparation and filing of all Tax Returns (including IRS Form 8594). Neither Party will take any action that would call into question such Allocation, except to the extent required by a taxing authority.
ARTICLE IV
THE CLOSING
     Section 4.1 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Orrick, Herrington and Sutcliffe, LLP, 405 Howard Street, San Francisco, California 94105 at 10:00 a.m., San Francisco time, on the last Business Day of the month during which all conditions to closing set forth in Article IX

(other than those conditions that can be satisfied only at the Closing, but subject to the satisfaction or waiver of such conditions) are satisfied or waived, effective as of 11:59 p.m. on the last day of such month, or such other date, time and place as shall be agreed upon by the Parties (the actual date and time being herein called the “Closing Date”); provided, however, that if in accordance with the foregoing the Closing would occur on the last Business Day of February 2010, the Closing shall occur on March 1, 2010 effective as of 12:01 am on such date (and the Closing Date shall be such actual time and date).
     Section 4.2 Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer:
          (a) an Instrument of Assignment and Bill of Sale substantially in the form attached as Exhibit C, duly executed by Seller (the “Instrument of Assignment and Bill of Sale”), and all deeds and certificates of title necessary to transfer title to the tangible Assets to Buyer;
          (b) a Transition Services Agreement substantially in the form attached as Exhibit D (the “Transition Services Agreement”), duly executed by Seller;
          (c) a Trademark Assignment substantially in the form attached as Exhibit E (the “Trademark Assignment”), a Patent Assignment substantially in the form attached as Exhibit F (the “Patent Assignment”), and a Trademark License Agreement substantially in the form attached as Exhibit G (the “Trademark License Agreement”), the Subcontract and the Unisys Software License Agreement, each duly executed by Seller;
          (d) copies of all Consents referred to on Schedule 4.2(d) in form and substance reasonably satisfactory to Buyer (the “Required Consents”) that Seller has received as of the Closing Date;
          (e) a certificate, dated the Closing Date and signed by a senior officer of Seller, certifying the satisfaction of the conditions set forth in Section 9.2(a), (b) and (e);
          (f) a contract between the Parties, in substantially the form attached as Exhibit I (“UGSI Contract”), duly executed by Seller;
          (g) a certificate of the Secretary or an Assistant Secretary of Seller certifying (i) as accurate and complete as of the Closing resolutions adopted by the Board of Directors of Seller approving the execution and delivery of this Agreement and each of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (ii) incumbency matters as to Seller; and
          (h) a release letter in substantially the form attached hereto as Exhibit H and UCC-3 termination statement releasing the Seller Financing Liens on the Assets, or other documents releasing the Seller Financing Liens to Buyer’s reasonable satisfaction; and
          (i) any other previously undelivered documents required to be delivered by Seller to Buyer at or prior to the Closing pursuant to this Agreement.
     Section 4.3 Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller:

          (a) the Closing Date Purchase Price in the manner set forth in Section 3.1;
          (b) the Assumption Agreement, duly executed by Buyer;
          (c) the Transition Services Agreement, the UGSI Contract, the Subcontract and the Unisys Software License Agreement, each duly executed by Buyer;
          (d) the Trademark Assignment and the Patent Assignment, each duly executed by Buyer;
          (e) a certificate, dated the Closing Date and signed by a senior officer of Buyer, certifying the satisfaction of the conditions set forth in Sections 9.3(a) and (b);
          (f) a certificate of the Secretary or an Assistant Secretary of Buyer certifying (i) as accurate and complete as of the Closing resolutions adopted by the Board of Directors of Buyer approving the execution and delivery of this Agreement and each of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (ii) incumbency matters as to Buyer; and
          (g) any other previously undelivered documents required to be delivered by Buyer to Seller at or prior to the Closing pursuant to this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
     Except as set forth in the disclosure schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement (the “Disclosure Schedule”), Seller hereby represents and warrants to Buyer the following:
     Section 5.1 Organization. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and Seller has the requisite corporate power and authority to own, lease and operate the Assets and to carry on the Business as the same is now being conducted. Seller is duly authorized, qualified or licensed to do business as a foreign corporation and in good standing in every jurisdiction wherein, by reason of the nature of the Business or the character of the Assets, it is necessary for Seller to be so authorized, qualified or licensed and in good standing, except where the failure to be so authorized, qualified or licensed and in good standing would not reasonably be likely to result in a Material Adverse Effect.
     Section 5.2 Authorization. Seller has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby. No vote of, or consent by, the holders of any class or series of stock of Seller is necessary to authorize the execution and delivery by Seller of this Agreement or the consummation by it of the transactions contemplated hereby.
     Section 5.3 Binding Agreement. This Agreement has been (and, when executed and delivered, the other Transaction Documents to which Seller is a party will have been) duly executed and delivered by Seller and, assuming due and valid authorization, execution and delivery thereof by Buyer of the other Transaction Documents to which Buyer is a party, this Agreement is (and, when executed and delivered, each of the other Transaction Documents to which Seller is a party will be) a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally, and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any Legal Proceeding may be brought (the “Enforceability Exceptions”).
     Section 5.4 No Conflicts. The execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of the certificate of incorporation or bylaws of Seller; (b) except as set forth on Schedule 5.4 of the Disclosure Schedule, conflict with, result in a violation or breach of, constitute, with or without the giving of notice or the lapse of time or both, a default or give rise to any right of termination, modification, cancellation or acceleration under, or result in the loss any benefit or incurrence of any obligation under the terms of any Business Contract, Permit, note, bond, indenture, mortgage or other agreement to which Seller is a party or by which Seller, the Business or any of the Assets is bound; (c) result in the imposition of any Lien upon any of the Assets; (d) violate or conflict with any Order applicable to Seller, the Business or any of the Assets; or (e) violate or conflict with any applicable Law, except, with respect to clauses (b), (c), (d) and (e), for any violations or conflicts that would not reasonably be expected to result in a Material Adverse Effect.
     Section 5.5 Governmental Approvals; Consents. Except (a) for applicable requirements under the HSR Act, (b) for applicable requirements of the Exchange Act, (c) for those Consents set forth on Schedule 5.5 of the Disclosure Schedule, (d) where the failure to obtain or make a Consent would not prevent or materially delay the consummation by Seller of the transactions contemplated by this Agreement, and (e) as may be necessary as a result of facts or circumstances relating solely to Buyer, no license, certificate, approval, consent, ratification, permit, authorization, waiver, order or qualification of, or filing or registration with, or notification to any Governmental Entity or any third Person (collectively, “Consents”) is required to be obtained or made following the date hereof by Seller in connection with the execution and delivery and performance of this Agreement or any other Transaction Document, the consummation of the transactions contemplated hereby and thereby, including the assignment and transfer to Buyer of the Assets.

     Section 5.6 Financial Information. The summary statement of assets and liabilities and statement of revenues and expenses of the Business at and for the year ended December 31, 2008 and for the eleven-month period ended the Latest Balance Sheet Date (collectively, the “Financial Information”) are attached as Schedule 5.6 of the Disclosure Schedule. The Financial Information has been compiled from Seller’s accounting records, which are subject to Seller’s internal controls. The Financial Information fairly presents in all material respects the results of operations and financial position of the Business at and for the year ended December 31, 2008 and at and for the eleven-month period ended on the Latest Balance Sheet Date, in accordance with and subject to the Seller Accounting Policies, consistently applied. Buyer acknowledges that the Financial Information was prepared solely for the purpose of this transaction and that the Business has not been conducted on a stand-alone basis. No representations are made that the estimated stand-alone overhead costs included in the Financial Information are an accurate reflection of the overhead costs that Buyer would incur to operate the Business. Except for Excluded Liabilities, Seller does not have any material Liabilities relating to the Business that are not fully reflected or reserved against in the Latest Balance Sheet, except those that were incurred after the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice, or disclosed in Schedule 5.6 of the Disclosure Schedule.
     Section 5.7 Absence of Certain Changes. Except as contemplated by this Agreement, except as otherwise disclosed in Schedule 5.7 of the Disclosure Schedule and except for changes carried out in connection with the separation of the Business from Seller’s other activities, since the Latest Balance Sheet Date, (a) the Business has been conducted in all material respects in the ordinary course consistent with past practice, (b) Seller has continued to provide the Business with all financial and operating support necessary to operate in the ordinary course of business and in a manner consistent with past practice, and (c) without limiting the generality of the foregoing, there has not occurred any:
          (a) Material Adverse Effect nor, to the Knowledge of Seller, has any event, development or state of circumstances or facts occurred that could reasonably be expected to result in a Material Adverse Effect, or any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent or delay Seller’s ability to consummate the transactions contemplated by the Transaction Documents or perform its obligations thereunder;
          (b) material damage, destruction or loss, whether or not covered by insurance, with respect to the Assets or the Business;
          (c) change in Seller’s methods of accounting with respect to the Business;
          (d) imposition of any Lien on any of the Assets, other than Permitted Liens;
          (e) sale or purchase of any assets, which are material, individually or in the aggregate, to the Business, except in its ordinary course of business consistent with past practice;

          (f) capital expenditures, or commitments for capital expenditures, for additions or improvements to the Assets other than in the ordinary course of business or in an amount in the aggregate greater than 115% of an amount equal to the aggregate capital expenditures during the period from December 1, 2008 through November 30, 2009 divided by twelve;
          (g) adoption or amendment in any material respect of any agreement with employees or benefit plans, other than in the ordinary course of business consistent with past practice, including any agreement or action to increase the regular compensation of any employee other than in the ordinary course of business consistent with past practice;
          (h) any sale, assignment or transfer by Seller of any material Business Intellectual Property, other than end-user licenses granted in the ordinary course of business;
          (i) material amendment, extension, material modification or termination of any material Business Contract, other than in the ordinary course of business consistent with past practices;
          (j) initiation of any Legal Proceeding in connection with the Business;
          (k) action which, if it had been taken or occurred after the execution of this Agreement, would have required the consent of Buyer pursuant to this Agreement under Section 7.1; or
          (l) any agreement or commitment to do any of the foregoing.
     Section 5.8 Personal Property; Real Property Leases.
          (a) The material Fixed Assets are in good working condition and repair, normal wear and tear excepted. Seller has a valid and enforceable leasehold interest under each agreement under which Seller leases material Fixed Assets. Seller will transfer to Buyer at the Closing good and valid title to the Fixed Assets owned by Seller, free and clear of all Liens (other than Permitted Liens).
          (b) The Assumed Leases, correct and complete copies, including all amendments, modifications or supplements thereto, of which have been provided to Buyer, are all of the leases or licenses of real property from a third party by Seller that are used primarily to conduct the Business as presently conducted (“Leased Real Property”).
          (c) All of the Assumed Leases are in full force and effect and are valid and enforceable against the parties thereto in accordance with their terms, except as may be limited by the Enforceability Exceptions, and (i) Seller is not and, to the Knowledge of Seller, no lessor or licensor is in default in any material respect under any Assumed Lease and (ii) to the Knowledge of Seller, there are no facts that would now or with the giving of notice, the passage of time or both be a default in any material respect under any Assumed Lease. To the Knowledge of Seller, no portion of the Leased Real Property is subject to, or reasonably likely to be affected by, any pending or threatened condemnation proceeding or Legal Proceeding by any Governmental Entity.

     Section 5.9 Material Agreements.
          (a) Schedule 5.9 of the Disclosure Schedule sets forth a list, as of the date hereof, of each contract, agreement, and other legally binding arrangement, written or oral, but excluding Benefit Plans, and all amendments, modifications or supplements thereto, in each case to which Seller is a party in respect of the Business or by which any of the Assets are bound, that is (collectively, the “Material Agreements”):
               (i) for the purchase of goods or services by the Business involving payments from January 1, 2009 through September 30, 2009 by the Seller in excess of $200,000;
               (ii) for the sale of goods or services by the Business involving annual revenues in excess of $50,000;
               (iii) a collective bargaining agreement affecting any of the Transferred Employees;
               (iv) a Business Contract that materially restricts the freedom of Seller, or would, following the Closing, materially restrict the freedom of Buyer, to enter into or engage in any line of business or compete with any Person with respect to the Business as currently conducted by Seller or as proposed to be conducted as of the Closing Date, or that requires Seller to transact business exclusively with any Person;
               (v) a Business Contract relating to employment, compensation, severance or indemnification between Seller and any of the Transferred Employees, but excluding confidentiality agreements and employee proprietary information, invention and noncompetition agreements entered into in the ordinary course of business;
               (vi) a Business Contract involving a guarantee by Seller related to the Business of the debts of any Person for borrowed money or the performance of a material obligation of another Person;
               (vii) except for Assumed Customer Contracts, any joint venture, partnership or other Business Contract involving a sharing of profits, losses, costs or liabilities between Seller, relating to the Business, and any other Person; or
               (viii) any other Business Contract that is material to the Business (excluding Shrink Wrap Code), or the termination of which, or default under, would have a Material Adverse Effect.
          (b) Except as set forth on Schedule 5.9 to the Disclosure Schedule, Seller has made available to Buyer a true and correct copy of each Material Agreement.
          (c) Each Material Agreement is in full force and effect according to its terms and is a legal, valid and binding obligation of Seller and, to the Knowledge of Seller, the other parties thereto, in each case in accordance with such Material Agreement’s terms and except as may be limited by the Enforceability Exceptions. Seller is not and, to the Knowledge

of Seller, the other parties to each Material Agreement are not, in material default or material breach thereof nor would be in material default or material breach thereof with notice or lapse of time, or both. Seller has not given or received any written or other notice of termination, cancellation, breach or default under any Material Agreement that has not been withdrawn or cured.
     Section 5.10 Litigation. Except as set forth on Schedule 5.10 of the Disclosure Schedule, there are no Legal Proceedings pending or, to the Knowledge of Seller, threatened, at law or in equity, or before any Governmental Entity, against or initiated by Seller related to the Business or any of the Assets, which (A) involves a claim by or against Seller (or Seller’s properties, assets or operations) of, or which involves an unspecified amount which would reasonably be expected to result in liability of, more than $200,000, (B) seeks any injunctive relief that would reasonably be expected to materially and adversely affect Buyer’s acquisition, ownership or operation of the Business or that otherwise challenges, or would reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with, Buyer’s acquisition, ownership or operation of the Business or any of the transactions contemplated by this Agreement or any other Transaction Document or (c) if determined adversely, would otherwise have a Material Adverse Effect. Seller is not a party to or in default under any settlement agreements or similar written agreements with any Governmental Entity and is not subject to Order relating to any Asset or the Business, which is material to the Business. As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of Seller, threatened against Seller, that challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or that would reasonably be expected to have a Material Adverse Effect.
     Section 5.11 Title; Liens; Sufficiency of Assets. Seller has good title, free and clear of all Liens (other than Permitted Liens), to all of the Fixed Assets (except for those items that Seller leases). Except for (a) the Excluded Assets, (b) the services to be provided under the Transition Services Agreement (and the assets and other resources used to provide such services), (c) the Unisys Software and (d) those assets owned or otherwise provided by customers of the Business pursuant to the terms of the Assumed Customer Contracts, the Assets comprise all of the material Business Intellectual Property and include all of the assets, tangible and intangible and of any nature whatsoever (including without limitation, the Technology), necessary for Buyer to conduct the Business immediately after the Closing in the same manner as the Business is currently conducted by Seller in all material respects (all of such assets, the “Required Assets”). None of the Required Assets are owned by or licensed or leased solely to an Affiliate of Seller.
     Section 5.12 Employee Benefit Plans.
          (a) Schedule 5.12(a) of the Disclosure Schedule sets forth a true and correct list, as of the date hereof, of all material compensation, incentive and benefit plans, contracts and arrangements covering current or former employees engaged in connection with the Business, which are sponsored or maintained by Seller or its Subsidiaries or ERISA Affiliates, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and plans of deferred compensation, but excluding, confidentiality agreements and employee proprietary information, invention and noncompetition agreements entered into in the ordinary course of business substantially on a form that has been made available to Buyer (collectively, the “Benefit Plans”). Current and former independent contractors of the Business do not participate in the Benefit Plans.
          (b) True and correct copies of the most recent AFTAP Certification, the most recent plan summaries, if any, and all amendments or supplements thereto with respect to each of the Benefit Plans (as applicable) have been made available by Seller to Buyer. The Unisys Pension Plan, which is the only Benefit Plan that is a qualified defined benefit pension plan, was frozen as to new participants and benefit accruals as of December 31, 2006. There is no basis for Buyer to have liability under the Unisys Pension Plan or with respect to any other pension plan subject to Title IV of ERISA maintained at any time by Seller or its ERISA Affiliates as a result of the transactions contemplated hereby.
          (c) With respect to each Benefit Plan, complete and correct copies of all documents embodying or governing such Benefit Plan (except for health and welfare plans and the Unisys Savings Plan) as they may have been amended (if applicable to such Benefit Plan) have previously been made available to Buyer.
          (d) Except as required by Law or as disclosed on Schedule 5.12(d) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, under the Benefit Plans or other arrangements, (whether alone or together with any other event or events) (i) entitle any Business Employee to any increase in any compensation or benefits (including any cash or equity award or benefit), (ii) accelerate the time at which any compensation, benefits or award may become payable, vested or required to be funded in respect of any Business Employee, or (iii) entitle any Business Employee to any additional compensation, benefits or award.
          (e) Each Benefit Plan has been established, maintained, operated and administered in accordance with its terms and in material compliance with ERISA, the Code and other applicable Laws (including with respect to reporting and disclosure). Other than Legal Proceedings that do not involve material Liability with respect to any individual Business Employee, no Legal Proceeding (other than those relating to routine claims for benefits) is pending nor, to the Knowledge of Seller, is there a basis for any such Legal Proceeding against any Benefit Plan.
          (f) Except as set forth in Schedule 5.12(f) of the Disclosure Schedule, neither Seller nor any ERISA Affiliate has during the last six (6) years (i) maintained any arrangement which has been subject to Title IV of ERISA; (ii) maintained or been required to contribute to any multiemployer plan, as defined in Section 3(37) and 4001(a)(3) of ERISA or (iii) provided health care or any other benefits to any employee (or any beneficiary or dependent thereof) after such employee’s retirement or such employee’s employment is terminated (in each case, other than as required by part 6 of subtitle B of Title I of ERISA (or similar state Law) or benefits that continue for a brief period of time after termination of employment, e.g. for the balance of the month in which an employee terminates).

     Section 5.13 Environmental Matters.
          (a) (i) Seller has operated the Business in material compliance with all applicable Environmental Laws, (ii) there has been no generation, use, transportation, treatment, storage, release or disposal by or on behalf of Seller of any Hazardous Substances in quantities greater than those typically associated with business offices, property management, standby electrical generators or premises cleaning in connection with or relating to the ownership, lease, occupation or use of the facilities of Seller that are leased by Seller under the Assumed Leases (the “Facilities”), (iii) to the Knowledge of Seller, there are no Hazardous Substances emanating from, on, under or in the Facilities in violation of any applicable Environmental Laws, including the air above the Facilities, the soil and groundwater at and below the Facilities, and surface water on and running through the Facilities, (iv) to the Knowledge of Seller, the Facilities are in material compliance with, the provisions of all applicable Environmental Laws, and (v) Seller has not received any actual or, to the Knowledge of Seller, threatened notice, demand, or claim that the operation of the Business or any Facility is in violation of or non-compliance with any applicable Environmental Laws.
          (b) Seller has been issued, and will maintain until the Closing Date, all material required Permits with respect to the Facilities relating to (i) air emissions, (ii) discharges to surface water or groundwater, (iii) noise emissions, (iv) solid or liquid waste disposal, or (v) the use, generation, storage, transportation or disposal of hazardous materials or hazardous wastes, or (vi) other environmental, health or safety matters. All material Permits currently held by Seller with respect to the Business or the Assets pursuant to Environmental Laws are identified on Schedule 5.18 of the Disclosure Schedule.
          (c) Seller is not in material violation of any covenants, conditions, easements, rights of way or restrictions directly affecting the Facilities. Seller has received no material Environmental Claim with respect to the Facilities, whether from a Governmental Entity, citizens group, employee or otherwise, that remains unresolved.
     Section 5.14 Intellectual Property.
          (a) Registered Intellectual Property. Seller does not have any registrations or applications to register Business Intellectual Property, except for the Assigned Trademark and the Assigned Patent.
          (b) Title to Intellectual Property. Seller is the sole and exclusive owner of each item of Assigned Intellectual Property, free and clear of any Liens, except for Permitted Liens. Seller has the sole and exclusive right to bring a claim or suit against a third party for infringement or misappropriation of Assigned Intellectual Property, except for derivative works, where terms of the license agreement for the underlying work govern. Except for trade secrets that lost their Trade Secret Rights upon the issuance of a patent or publication of a patent application, or as a result of a good faith business decision to disclose such trade secret, and except for trademarks, trade names and service marks that Seller made a good faith business decision to stop using, neither Seller nor any of its Subsidiaries has (i) transferred ownership of, or granted any exclusive license with respect to, any Assigned Intellectual Property to any other

Person or (ii) permitted the rights of Seller or any Subsidiary thereof in the Assigned Programs that is or was at the time material to the Business thereof to enter into the public domain.
          (c) No Infringement by Seller. To the Knowledge of Seller, the operation of the Business as currently conducted does not infringe or misappropriate any Intellectual Property Rights of any Person or violate any right of any Person (including any right to privacy or publicity) and will not infringe or misappropriate when conducted in substantially the same manner by Buyer and/or Seller following the Closing. Neither Seller nor any of its Subsidiaries has received written notice from any Person claiming that its operation of the Business or its use of Business Intellectual Property infringes or misappropriates any Intellectual Property Rights of any Person, and to the Knowledge of Seller, no third party has threatened to make such a claim against Seller or any of its Subsidiaries.
          (d) Third Party Infringement. No Person is infringing or misappropriating any item of Assigned Intellectual Property.
          (e) Proprietary Information Agreements. Copies of Seller’s current standard form of proprietary information, confidentiality and assignment agreement for employees and Seller’s standard form of contractor agreement containing proprietary information, confidentiality and assignment provisions are attached to Schedule 5.14(e)(i) and Schedule 5.14(e)(ii), respectively, of the Disclosure Schedule. All Business Employees and former employees of the Business, and all current and former contractors of Seller and its Subsidiaries in connection with the Business, who have been involved in the creation or development of the Assigned Programs, have executed the applicable form of agreement (in substantially such form), or another agreement containing appropriate proprietary information, confidentiality and assignment or work for hire covenants. To the Knowledge of Seller, no such employee or consultant is in violation of the applicable form of agreement (or other appropriate agreement). Each of Seller and its Subsidiaries has taken commercially reasonable measures to protect the confidentiality of confidential information and trade secrets used or held for use in the Business.
          (f) No Government Funding. No government funding, facilities or resources of a university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of Business Intellectual Property or any Technology by Seller, except for funds, facilities or resources provided under customer contracts with States.
          (g) Open Source Software. Schedule 5.14(g) of the Disclosure Schedule lists all software Known to Seller that is subject to “open source software” licensing, or under a similar licensing or distribution model (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (collectively, “Open Source Software”) that is used in conjunction with any Assigned Program in any way. Neither Seller nor any of its Subsidiaries has used Open Source Software in any manner that would (i) have incorporated any such software into or combined such software with an Assigned Program, (ii) require the disclosure or distribution in source code form of any Business

Intellectual Property, (iii) require the licensing of any Business Intellectual Property for the purpose of making derivative works, (iv) impose any restriction on the consideration to be charged for the distribution of any Business Intellectual Property, (v) create, or purport to create, obligations for Seller with respect to Intellectual Property Rights owned by Seller or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property Rights owned by Seller, or (vi) impose any other material limitation, restriction, or condition on the right of Seller to use or distribute any Business Intellectual Property.
          (h) Source Code. Except as set forth on Schedule 5.14(h), neither Seller, any of its Subsidiaries, nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Assigned Program except for disclosures to employees, contractors or consultants under agreements that prohibit use or disclosure except in the performances of services to or on behalf of Seller or any Subsidiary thereof.
          (i) Protection of Personally Identifiable Information. In its conduct of the Business, Seller is in compliance in all material respects with applicable privacy policies and other obligations set forth in the Assumed Customer Contracts regarding the collection, use, transmission, storage, access and disclosure of such third parties’ Personally Identifiable Information or health records. Seller has, in its conduct of the Business, taken commercially reasonable measures (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that Personally Identifiable Information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. The execution, delivery and performance of this Agreement complies in all material respects with all applicable Laws, privacy policies and other legal obligations regarding the collection, transmission, use, storage, access and disclosure of Personally Identifiable Information and health records, including without limitation the Health Insurance Portability and Accountability Act of 1996. Except as set forth on Schedule 5.14(i), there has been no unauthorized access to or other misuse of that Personally Identifiable Information in Seller’s conduct of the Business. “Personally Identifiable Information” means any information that alone or in combination with other information held by Seller or any of its Subsidiaries can be used to specifically identify an individual.
          (j) Security Measures. Seller has taken commercially reasonable measures to protect the information technology systems used in connection with the operation of the Business from Contaminants. “Contaminants” means unauthorized access or control, intrusions and programs, including “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure. Seller has in place commercially reasonable disaster recovery and security plans and procedures for the Business. Except as set forth on Schedule 5.14(j), since January 1, 2008, there have been no material unauthorized intrusions or breaches of the security of information technology systems in connection with the operation of the Business.
          (k) SAS 70 Compliance. Seller has furnished to Buyer a copy of any written reports in Seller’s possession issued by a service auditor in connection with any SAS 70 audit of all or any portion of the Business since January 1, 2007. Seller has complied in all material respects with any covenants in the Assumed Customer Contracts related to SAS 70.
          (l) Website Content. Notwithstanding anything to the contrary, Seller makes no representations or warranties under this Section 5.14 with respect to third party content on web sites.
     Section 5.15 Labor Matters. Except as set out on Schedule 5.15 of the Disclosure Schedules,
          (a) There is no labor strike, dispute, corporate campaign, slowdown, stoppage or lockout involving Business Employees actually pending, or to the Knowledge of Seller, threatened against or affecting the Business, and no Business Employee is a party to any collective bargaining agreement with any labor organization representing any of the Business Employees and, to the Knowledge of Seller, there is no labor union organizing or election activity pending or, to the Knowledge of Seller, threatened with respect to the Business;
          (b) There is no material unfair labor practice charge or complaint with respect to or relating to the Business pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board or any similar state or foreign agency. Neither Seller nor its Subsidiaries or Affiliates have received notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Business, and no such investigation is in progress;
          (c) There is no presently pending material grievance arising out of any collective bargaining agreement or other grievance procedure with respect to or relating to the Business;
          (d) The Business is and has at all times been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, classification of employees and independent contractors, wages, hours of work, immigration, civil rights, and occupational safety and health, including the Worker Adjustment and Retaining Notifications Act, as amended, COBRA, the Family and Medical Leave Act of 1993, as amended, and the Equal Pay Act, and is not engaged in any unfair labor practices, as defined in the National Labor Relations Act or other applicable Laws; and
          (e) No charge with respect to or relating to the Business is pending before any agency responsible for the prevention of unlawful employment practices, for occupational health and safety or for the payment of wages or other benefits. No complaint or action against Seller or its Subsidiaries or Affiliates by any Business Employee or former employees of the Business, including a complaint or action alleging breach of an employment contract, discrimination, wrongful discharge, or breach of a duty of good faith and fair dealing in the employment relationship, is pending or, to the Knowledge of Seller, threatened before any Governmental Entity; and there are no pending or, to the Knowledge of Seller, threatened claims with respect to or relating to the Business for workers’ compensation, unemployment insurance, or disability benefits under any federal, state, foreign or local Law.

     Section 5.16 Tax Matters.
          (a) All Tax Returns required to be filed by Seller and its Affiliates with respect to Taxes relating exclusively to the Business or the Assets have been timely filed with the appropriate Tax authorities;
          (b) All Taxes and Tax liabilities relating exclusively to the Business or the Assets for all taxable years or other taxable periods that end on or before the Closing Date and, with respect to a Straddle Period, the portion of such taxable year or period ending on and including the Closing Date have been timely paid or will be timely paid in full on or prior to the Closing Date or accrued and adequately disclosed and reflected as Current Liabilities in the Closing Date Net Working Capital;
          (c) There are no written claims for Taxes that have been asserted by a Governmental Entity against Seller or its Affiliates relating exclusively to the Business or the Assets;
          (d) Neither Seller nor any of its Affiliates (i) has been the subject of an audit or other examination of Taxes relating exclusively to the Business or the Assets by the Tax authorities of any nation, state or locality, and, to the Knowledge of Seller, no such audit is contemplated or pending; and (ii) has received any written notices from any Tax authority relating exclusively to any issue which could affect any Tax liability relating the Business or the Assets;
          (e) Neither Seller nor any of its Affiliates, (i) has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes relating exclusively to the Business or the Assets that has not expired, (ii) is presently contesting any Tax liability relating exclusively to the Business or the Assets before any court, tribunal or agency, (iii) has granted a power-of-attorney relating to Tax matters relating exclusively to the Business or the Assets to any Person, or (iv) has applied for and/or received a ruling or determination from a taxing authority regarding a past or prospective transaction relating exclusively to the Business or the Assets;
          (f) All Taxes relating exclusively to the Business or the Assets that Seller and each of its Affiliates is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, in respect of the Business have been duly and timely withheld or collected and have been timely paid over to the proper authorities to the extent due and payable, and Seller is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing;
          (g) Seller has delivered or made available to Buyer copies of each of the Tax Returns for Taxes (other than income Tax Returns) if any exclusively relating to the Business or the Assets in the last four (4) years;
          (h) There are no Liens except for Permitted Liens on the Business or the Assets that arose in connection with any failure (or alleged failure) to pay any Taxes; and

          (i) Seller is not a “foreign person” within the meaning of Section 1445 of the Code.
     Section 5.17 Compliance with Laws. Except as set out on Schedule 5.14(i) of the Disclosure Schedules, Seller is in compliance in all material respects with all Laws and Orders of all Governmental Entities applicable to the Business and operation thereof, including any applicable security and privacy standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996, or any applicable state privacy Laws, and no notice, charge, claim, action or assertion has been received by Seller or has been filed, commenced or, to the Knowledge of Seller, threatened against Seller alleging any violation of any of the foregoing in connection with the Business or any of the Assets. No investigation or review by any Governmental Entity with respect to the Business or any of the Assets is, to the Knowledge of Seller, pending or threatened, nor has any Governmental Entity notified Seller of any intention to conduct any such investigation or review. Except as set forth on Schedule 5.17 of the Disclosure Schedule, Seller has not in the last five (5) years received any communication regarding, and to the Knowledge of Seller, has not been and is not now subject to, any adverse investigation, review, regulatory enforcement action (including seizure, injunction, civil penalty or criminal action), penalty for corrective or remedial action or corrective action plan by any Governmental Entity, in each case relating to (i) any alleged or actual violation by Seller of any Permits, Law or other requirement of any Governmental Entity relating to the conduct of the Business or (ii) any alleged or actual failure to have or maintain in effect all Permits required in connection with the conduct of the Business. This Section 5.17 does not relate to matters with respect to Taxes, Intellectual Property Rights or incorporation, existence and good standing in any jurisdiction.
     Section 5.18 Permits. The Permits set forth on Schedule 5.18 of the Disclosure Schedule are valid, subsisting and in full force and effect and collectively constitute all of the material Permits necessary to permit Seller to own and use the Assets in the manner in which it currently owns and uses the Assets and to conduct the Business in the manner and in the jurisdictions in which Seller currently conducts the Business. Seller is not in default under, and no condition exists that with notice or lapse of time, or both, would constitute a default under, any Permit. This Section 5.18 does not relate to matters with respect to Taxes, Intellectual Property Rights or incorporation, existence and good standing in any jurisdiction.
     Section 5.19 Solvency. On the Closing Date and at the moment immediately after the consummation of the transactions contemplated by this Agreement: (a) Seller shall be able to pay its debts as they become due, (b) Seller shall not have actual intent to make a transfer or incur an obligation in order to hinder, delay or defraud any creditor, (c) Seller shall not be engaged in business or a transaction, and shall not be about to engage in business or a transaction, for which any property remaining with Seller shall be an unreasonably small capital, and (d) Seller shall not intend to incur, and shall not believe that it is about to incur, debts that would be beyond Seller’s ability to pay as such debts matured.
     Section 5.20 Brokers or Finders. No broker, finder or investment bank is entitled to any brokerage, finder’s fee, or similar fee or commission from Seller or its Affiliates in connection with any of the transactions contemplated herein except as set forth on Schedule 5.20 of the Disclosure Schedule.

     Section 5.21 Certain Business Matters. Except as set forth on Schedule 5.21 of the Disclosure Schedule, in each case in respect of the Business, during the last two (2) years, Seller has not received any written notice (nor to the Knowledge of Seller, any non-written notice) regarding unresolved, material service or performance problems or deficiencies or unresolved, material claims against Seller with respect to any products, licenses or services provided by Seller in the Business.
     Section 5.22 Customers and Suppliers. Except as set forth on Schedule 5.22 of the Disclosure Schedules, Seller has not received any notice during the period from January 1, 2009 through the date hereof, that any customer or supplier of the Business (a) has ceased, or will cease, to be a customer or supplier of the Business, or intends to commence a request for proposals for the products or services currently provided by the Business, or (b) has materially reduced, or will materially reduce, the level of business it conducts with the Business, except, with respect to suppliers, where such change would not reasonably be expected to result in a Material Adverse Effect. Seller will inform Buyer of any such notice it receives between the date hereof and the Closing Date.
     Section 5.23 Insurance. Seller is insured with reputable insurers with respect to the Business against such risks and in such amounts as is reasonable and customary (taking into account the cost and availability of such insurance).
     Section 5.24 Accounts Receivable. All Accounts Receivable that are reflected in the Financial Information, and all Accounts Receivable of Seller arising after the Latest Balance Sheet Date, represent (and at Closing will represent) valid obligations arising from bona fide sales actually made or services actually performed by Seller in the ordinary course of business. Any reserves for the Accounts Receivable in the Financial Information are adequate to account for any Accounts Receivable that may later be written off, and have been calculated in accordance with the Seller Accounting Policies and are consistent with past practice. To the Knowledge of Seller, there is no material contest, claim, defense or right of setoff with respect to any Accounts Receivable. All Accounts Payable that are reflected in the Financial Information, and all Accounts Payable of Seller arising after the Latest Balance Sheet Date, represent (and at Closing will represent) valid obligations arising from bona fide purchases actually made by or services actually performed for Seller in the ordinary course of business. Schedule 5.24 of the Disclosure Schedule contains a true and complete list of all Accounts Receivable and Accounts Payable as of the most recent accountable date as of the date hereof, which list also sets forth the aging of each Account Receivable.
     Section 5.25 Letters of Credit and Performance Bonds. Schedule 5.25 of the Disclosure Schedule sets forth all outstanding performance guarantees, letters of credit, performance bonds, bid bonds, or similar guarantees entered into by or on behalf of Seller in connection with the Business (together with all extensions and replacements thereof and all other performance guarantees, letters of credit, performance bonds, bid bonds, or similar guarantees entered into by or on behalf of Seller in connection with the Business between the date hereof and the Closing Date, the “Guarantees”).
     Section 5.26 No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article V or in any other document or instrument delivered by Seller pursuant to this Agreement, neither Seller, nor any other Person makes any other express or implied representation or warranty on behalf of Seller, including any representation or warranty as to the probable success or profitability of the ownership, use or operation of the Business or the Assets by Buyer after the Closing.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to Seller as follows as of the date hereof:
     Section 6.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Buyer Material Adverse Effect.
     Section 6.2 Authorization; Validity of Agreement; Necessary Action. Buyer has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement or such other Transaction Documents or to consummate the transactions contemplated hereby or by such other Transaction Documents. No vote of, or consent by, the holders of any class or series of stock of Buyer is necessary to authorize the execution and delivery by Buyer of this Agreement or the consummation by it of the transactions contemplated hereby. This Agreement has been (and, when executed and delivered, the other Transaction Documents to which Buyer is a party will have been) duly executed and delivered by Buyer, and, assuming due and valid authorization, execution and delivery by Seller of this Agreement and of the other Transaction Documents to which Seller is a party, this Agreement is (and, when executed and delivered, each of the other Transaction Documents to which Buyer is a party will be) a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as limited by the Enforceability Exceptions.
     Section 6.3 Governmental Approvals; Consent; No Violations. Except (a) for applicable requirements under the HSR Act, and (b) for applicable requirements of the Exchange Act, no Consent of any Governmental Entity is required on the part of Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby, except for such Consents that have already been obtained or made. Neither the execution and delivery of this Agreement or the other Transaction Documents to which Buyer is a party nor the consummation by Buyer of the transactions contemplated hereby or thereby will (a) violate or conflict with any provision of the certificate of incorporation or bylaws of Buyer or (b) conflict with, result in a violation or breach of, or constitute, with or without the giving of notice or the lapse of time or both, a default or give rise to any right of termination, cancellation or acceleration under, the terms of any note, bond, indenture, mortgage or agreement to which Buyer is a party or by which Buyer are bound, except for any such conflict, violation, breach or default which would not reasonably be likely to result in a Buyer Material Adverse Effect.
     Section 6.4 Financial Capacity. Buyer has cash available sufficient to enable it to pay the Purchase Price and all costs and expenses associated with the transactions contemplated under this Agreement.
     Section 6.5 Brokers or Finders. Other than Synergy Advisors, LLC, no broker, finder or investment bank is entitled to any brokerage, finder’s fee, or similar fee or commission from Buyer or its Affiliates in connection with any of the transactions contemplated herein.
     Section 6.6 Litigation. As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer that challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or that would reasonably be expected to have a Buyer Material Adverse Effect.
     Section 6.7 Certain Services and Benefits Provided by Affiliates. Buyer acknowledges that the Business currently receives from Seller and its Affiliates certain support and services, including (whether provided by Seller or a contractor of Seller) Financial and Accounting, Payroll, Disbursements, Marketing and Proposal Support, IT and Telecommunications, Unisys University, Internal and External Communications and Investor Relations, Treasury, Human Resources, Tax, Internal Audit, Legal, Contracts and Procurement, General Administrative Support, Order Entry and Billing, Credit and Collections, Facilities, Logistic and Environmental Services, Risk Management and Insurance, Desktop Maintenance and Helpdesk Support. Buyer further acknowledges that all such services and benefits shall cease, and any agreement in respect thereof shall terminate, as of the Closing Date, except as may be provided under the Transition Services Agreement.
     Section 6.8 No Other Representations or Warranties. Except for the representations and warranties contained in this Article VI or in any other document or instrument delivered by Buyer pursuant to this Agreement, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer.
ARTICLE VII
COVENANTS
     Section 7.1 Interim Operations of the Business. Except as otherwise contemplated by this Agreement, as set forth on Schedule 7.1, or with the prior written approval of Buyer (not to be unreasonably withheld or delayed), Seller covenants that until the Closing, Seller will continue to operate the Business in the ordinary course consistent with past practices, and use commercially reasonable efforts to maintain and preserve intact the Business and its relationships with suppliers, customers, employees and others having business relationships with the Business. Until the Closing, Seller shall not, without the prior written approval of Buyer (not to be unreasonably withheld or delayed), and except as contemplated by this Agreement, take any of the following actions:
          (a) sell, transfer, or otherwise dispose of any Asset, other than the sale of inventory or other assets in the ordinary course of business consistent with past practices, or fail to maintain in good repair and condition any material Asset, ordinary wear and tear excepted, it being acknowledged and agreed by Seller that in the event of any casualty, loss or damage to any material Asset prior to Closing, Seller shall either repair or replace such Asset with assets of comparable quality or transfer to Buyer at Closing the proceeds of any insurance recovery (or the right to such proceeds) with respect thereto;
          (b) modify, amend (other than such amendments that are immaterial or ministerial) or terminate any Material Agreement or fail to pay, perform and discharge all of its material obligations under the Material Agreements, other than in the ordinary course of business;
          (c) enter into any new Guarantees other than replacement Guarantees on substantially the same or better terms as the existing Guaranty;
          (d) enter into any transaction, contract, lease, commitment or other arrangement in respect of the Business or the Assets (i) involving amounts greater than $200,000 (excluding customer sales and commitments related to customer sales and purchases of inventory, products, supplies, licenses and services, in each case in the ordinary course of business consistent with past practice), (ii) involving amounts (other than capital expenditures) greater than $300,000 and, if related to a renewal or replacement, involving a greater than 5% increase in the price or fees with respect to purchases of products, supplies, licenses and services, or (iii) involving capital expenditures by Seller in any month exceeding 115% of the aggregate capital expenditures made by Seller in respect of the Business during the period from December 1, 2008 through November 30, 2009, divided by twelve (12); provided, however, that this clause (c) shall not apply where Liabilities under such a transaction, contract, lease, commitment or other arrangement are Excluded Liabilities.
          (e) grant any material increase in or commit to any material increase in the compensation or benefits of any officer or employee (or hire any new officer or employee) who would constitute a Business Employee on the date hereof (except for increases or new hires in the ordinary course of business consistent with past practice or pursuant to existing employment arrangements or hiring budgets that have been furnished to Buyer);
          (f) encumber by Lien or otherwise, or grant any security interest in or to, any Asset, except for Permitted Liens;
          (g) enter into any union contract or collective bargaining agreement with respect to any of the Business Employees;
          (h) use the Business or the Assets in respect of a guarantee, surety or endorsement of the Liability of any other Person;

          (i) cancel or compromise any material debt or claim or waive or release any material right of Seller related primarily to the Business, except for debts, claims or rights that are Excluded Assets or Excluded Liabilities;
          (j) change in any material respect the Seller Accounting Principals; or
          (k) enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize any of the foregoing.
     Section 7.2 Investigation of Business. Seller shall permit Buyer and its authorized Representatives, including its independent accountants, to have reasonable access at reasonable times during normal business hours and upon reasonable advance notice to Seller to the Facilities and non-privileged Books and Records to review information and documentation relative to the properties, books, contracts, commitments and other records of Seller with respect or related to the Business; provided, however, that any such investigation does not unreasonably interfere with the normal operations of the Business and provided, further, that prior to the Closing Buyer shall not have access to any information that Seller is prohibited, by Law or by a confidentiality agreement with a third party, from disclosing to Buyer. Seller shall also provide Buyer with monthly financial statements, operating reports and management reports for the Business in the form prepared by Seller in the ordinary course and all material correspondence with customers of the Business. Seller shall timely furnish to Buyer such financial and operating data and other information regarding the Business and the Assets that Buyer may from time to time reasonably request. In addition, upon reasonable advance request from Buyer for purposes of a smooth and efficient transfer and integration of the Business and other reasonable purposes, Seller shall use its commercially reasonable efforts to arrange meetings (whether telephonic or in person) with employees, customers and suppliers of the Business, provided that (i) Buyer shall consult with Seller regarding the topics for discussion at such meetings and Seller shall have the right to have Representatives present at any such meetings, (ii) Seller may reasonably limit the number of individuals and the number of meetings and (iii) Buyer shall coordinate all such meetings with a Seller employee who will be designated by Seller and shall not directly or indirectly contact any other employee of Seller or of the Business without the prior approval of such designated employee.
     Section 7.3 Confidentiality. Buyer and its Representatives will hold in confidence and treat all confidential information of Seller and its Affiliates (including the information contained in the Data Room and the Schedules, obtained in connection with activities under Section 7.2, or otherwise made available to Buyer or its Representatives) in accordance with the provisions of the letter dated May 6, 2009 between the Parties (the “Confidentiality Agreement”); provided, however, that the non-disclosure and non-use obligations of Buyer under the Confidentiality Agreement in respect of information relating to the Business shall terminate at the Closing.
     Section 7.4 Efforts and Actions to Cause Closing to Occur.
          (a) Prior to the Closing, upon the terms and subject to the terms and conditions of this Agreement, the Parties shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable

Laws) to consummate the Closing and the other transactions as promptly as practicable following the date hereof, which efforts include the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the other transactions contemplated hereby and the taking of such actions as are necessary to obtain any requisite Consents by any third party or Governmental Entity. In addition, neither Party shall take any action or cause or permit any of its Affiliates to take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any Consent from any Governmental Entity or other Person required to be obtained prior to Closing.
          (b) If any Person has initiated or threatened to initiate a Legal Proceeding that seeks to restrain, alter, delay or prohibit, or any Order is entered that has the effect of restraining, altering, delaying or prohibiting, the consummation of the transactions contemplated by this Agreement, the Parties shall cooperate to use their commercially reasonable efforts to resist, resolve or defend such Legal Proceeding or have such Order vacated.
          (c) Each Party shall promptly inform the other of, and furnish to the other Party copies of, any communication, correspondence or filing received by such Party from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If any Party or its Affiliate receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement, then such Party shall, or shall cause such Affiliate to, as soon as reasonably practicable, but after providing the other Party with a reasonable opportunity to review and comment, deliver an appropriate response to the applicable Governmental Entity in compliance with such request. Neither Party shall participate, or cause or permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigations or inquiries concerning the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate in such meeting. This clause (c) is limited to the extent compliance would be in violation of applicable Law.
          (d) Seller, on the one hand, and Buyer, on the other hand, shall promptly file or cause to be filed all filings with Governmental Entities required in order to consummate the transactions contemplated hereby, including (i) filing as soon as reasonably practicable after the date hereof, and in any event within fifteen (15) Business Days of the date hereof, all required filings under the HSR Act, and (ii) submissions of additional information requested by the FTC, DOJ, state attorney general or any other Governmental Entity. Each of the Parties further agrees that it shall, and shall cause its Affiliates to, comply with any applicable post-Closing notification or other requirements of any antitrust, trade competition, investment or control reporting or similar Law of any Governmental Entity with competent jurisdiction. Each of the Parties agrees to cooperate with and promptly to consult with, to provide any reasonably available information with respect to, and to provide, subject to appropriate confidentiality provisions, copies of all presentations and filings to any Governmental Entity to the other party or its counsel. Each Party agrees not to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement except with the prior written consent of the other Party.

          (e) In addition to the agreements set forth in clause (d) above, prior to the Closing, the Parties shall use commercially reasonable efforts to ensure that the Consents from the Governmental Entities or third parties, including any antitrust clearance by FTC, DOJ, or any state attorney general under the HSR Act, are obtained as promptly as practicable and that any reasonable conditions set forth in or established by any such Consents from Governmental Entities or third parties are satisfied in all material respects; provided, however, that such efforts shall not require Seller to make or agree to make any material undertaking (other than as provided in Section 12.1), or to agree to any material condition, in connection with its efforts to obtain such Consents that is effective prior to the Closing or that applies to any of Seller’s operations other than the Business.
          (f) Notwithstanding anything to the contrary contained in this Agreement, in no event shall Buyer or any of its Subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, enter into any consent decree, make any divestiture, accept any operational restriction or take or commit to take any action that would reasonably be expected to limit: (i) the freedom of action of Buyer or its Subsidiaries or Affiliates with respect to the operation of, or Buyer’s ability to retain, the Business, or (ii) Buyer’s or its Subsidiaries’ or Affiliates’ ability to retain, own or operate any portion of the businesses, product lines or assets of Buyer or any of its Subsidiaries or Affiliates, or alter or restrict in any way the business or commercial practices of Buyer or its Subsidiaries or Affiliates.
          (g) Notwithstanding anything to the contrary contained in this Agreement, in no event shall Seller or any of its Subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, enter into any consent decree, make any divestiture, accept any operational restriction or take or commit to take any action that would reasonably be expected to limit Seller or its Subsidiaries or Affiliates ability to retain, own or operate any portion of the businesses, product lines or assets of Seller or any of its Subsidiaries or Affiliates, or alter or restrict in any way the business or commercial practices of Seller or its Subsidiaries or Affiliates.
     Section 7.5 Non-Compete; Non-Solicitation and Confidentiality. Recognizing the historically close relationship and interaction between the Business and Seller’s retained businesses, that has involved the sharing of technical, marketing, strategic and other proprietary information (including Intellectual Property and Know-How) over many years, and desiring to preserve the value of the respective businesses to the Parties, the Parties agree that:
          (a) For a period of three (3) years from the Closing Date (the “Covenant Term”), Seller agrees that it shall not, and it shall not cause or permit its Subsidiaries to, in the United States and the territories thereof (i) engage, directly or indirectly, in a business that competes with the Business, or (ii) own, manage, operate, join, control, participate in or invest significant assets into or purchase more than ten percent (10%) of the capital stock of a Person that does any of the activities set forth in (i) above (together, a “Competitive Business”); in each case without the consent of Buyer; provided, however, that notwithstanding anything to the contrary in this Section 7.5(a):
               (i) Seller and its Subsidiaries may directly or indirectly acquire interests in or securities of any Person as an investment by the pension funds or funds of any other benefit plan of Seller or its Subsidiaries whether or not such Person is engaged in any Competitive Business;
               (ii) in the event that during the Covenant Term, Seller completes a business combination transaction with a Person that is engaged in any Competitive Business, which transaction results in the holders of the voting securities of Seller outstanding immediately prior to the consummation of such transaction owning less than 50% of the voting power of the voting securities of Seller or the surviving entity in the transaction or any parent thereof (any such Person, or any Person that acquires all or substantially all the assets of Seller, an “Acquiror”) outstanding immediately after the consummation of such transaction, such Acquiror or any of its Subsidiaries or Affiliates may engage in any activity prohibited or restricted by Section 7.5(a) or (b);
               (iii) Seller may directly or indirectly acquire interests in or securities of any Person that derived 25% or less of its total annual revenues in its most recent fiscal year from activities that constitute a Competitive Businesses;
               (iv) Seller may directly or indirectly acquire a business, assets and/or more than 50% of the outstanding capital stock or other equity interests in any Person (or any lesser percentage if, pursuant to contractual or other arrangements, Seller has the right to cause such Person to take the actions specified in the following proviso) that derived in excess of 25% but not more than 50% of its total annual revenues in its most recent fiscal year from activities that constitute a Competitive Businesses; provided, however, that Seller shall use reasonable best efforts to divest that portion of such Person that engages in activities constituting a Competitive Businesses on commercially reasonable terms as soon as reasonably practicable following the acquisition of such ownership or interest;
               (v) Seller and its Subsidiaries may provide products and services in the ordinary course of business to Competitive Businesses;
               (vi) Seller and its Subsidiaries may conduct the Excluded Operations; and
               (vii) Seller may perform any act contemplated by the Transition Services Agreement.
          (b) For a period of two (2) years from the Closing Date, neither Party will, or cause or permit its Affiliates to, without the prior written consent or request of the other Party, directly or indirectly solicit for employment or hire or attempt to hire any Restricted Person (as defined below) of the other Party or such other Party’s Affiliates, or attempt to induce any such Restricted Person to leave the employ of the other Party; provided, however, that the foregoing shall not prohibit (i) any general solicitation of employment by one Party not specifically directed to the Restricted Persons of the other Party or its Affiliates (including placing of an advertisement or solicitation through an employment agency or executive search firm provided that such employment agency or executive search firm is not directed, encouraged or advised by the soliciting Party, or any of its Affiliates, to approach the other Party’s Restricted Persons) or the hiring of any person answering such general solicitation, or (ii) either Party, or any of their respective Affiliates, from hiring any person whose employment has already been terminated by either Party or any of their respective Subsidiaries or Affiliates. The provisions of this Section 7.5(b) will apply whether such Restricted Persons are employed by the applicable Party on the date hereof or hereafter. “Restricted Person” means (i) officers and employees of Buyer and its Affiliates who are Transferred Employees or who became known to Seller or its Affiliates as a result of the transactions that are the subject of this Agreement, and (ii) officers and employees of Seller and its Affiliates who became known to Buyer or its Affiliates as a result of the transactions that are the subject of this Agreement.
          (c) Seller agrees to the following confidentiality provisions:
               (i) After the Closing, Seller covenants that it shall not, and shall cause its Affiliates and Representatives not to, without the prior written consent of Buyer, disclose to any Person information of a confidential or proprietary nature included in the Assets or the Assumed Liabilities or to the extent related to the Business, except to Representatives of Seller or its Affiliates who need to know such information for purposes of taxes, accounting, litigation and other matters necessary in respect of (A) Seller’s operation of the Business and ownership of the Assets or (B) the transactions contemplated by this Agreement or the services to be provided under the Transition Services Agreement, unless after consultation with counsel, disclosure is required to be made under applicable Law.
               (ii) Seller acknowledges that clause (i) above shall not apply to information that (A) is or becomes generally available to the public other than as a result of a disclosure by Seller or its Affiliates or Representatives in violation of this Agreement or (B) becomes available to Seller on a non-confidential basis from a source other than Buyer or its advisors, provided that such source is not, to the Knowledge of Seller, a party to a confidentiality agreement with Buyer.
          (d) The Parties agree that the covenants contained in this Section 7.5 are necessary for the protection of the other Party’s reasonable interests, are reasonable in scope, content and duration and are in partial consideration for each Party’s agreement to consummate the transactions contemplated by this Agreement.
          (e) If any court determines that any of the provisions of this Section 7.5, or any part thereof, is invalid or unenforceable, such provision or part shall be revised so that it is no longer invalid or unenforceable, as the case may be, but the remainder of the section will not otherwise be affected and shall at all times be given full effect, without regard to the invalid portions, whether revised or not revised.
          (f) The Parties recognize and agree that the restrictions set forth herein are being entered into in connection with the sale of the Business to Buyer and the Parties would not be entering into this Agreement absent such restrictions and the full commitment of each of the Parties to abide by such restrictions. The Parties recognize and acknowledge that a breach by either Party of this Section 7.5 may cause irreparable harm and material loss and damage to the other Party as to which it may not have an adequate remedy at law or in damages. Accordingly, the Parties acknowledge and agree that the issuance of temporary, preliminary and permanent injunctive relief, specific performance or other equitable remedy may be an appropriate remedy for any such breach in addition to any other remedies available at law or in equity.
     Section 7.6 Taxes.
          (a) Notwithstanding any other provision herein, the Parties shall share equally any and all Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby regardless of who may be liable therefor under applicable Law. Seller shall timely file all Tax Returns with respect to Transfer Taxes in all jurisdictions in which such Tax Returns are required to be filed. Seller shall promptly provide a list to Buyer of each jurisdiction in which Seller filed Tax Returns with respect to Transfer Taxes and the reported exemption(s). Buyer shall promptly reimburse Seller for its applicable share of any Transfer Taxes paid by Seller upon receipt of notice that such Transfer Taxes have been paid by Seller. In the event that a taxing authority determines that a Tax Return with respect to Transfer Taxes must be filed by either Party or that Transfer Taxes are due, the Party receiving such determination shall file such Tax Return and/or pay such Transfer Taxes and the other Party shall promptly reimburse the paying Party for its applicable share of any such Transfer Taxes upon receipt of notice that such Transfer Taxes have been paid by the paying Party. Seller and Buyer shall cooperate in the execution and filing of any Tax Returns, affidavits or other documents relating to any Transfer Taxes.
          (b) Each of the Parties shall provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any Tax authority, or any judicial or administrative proceedings relating to liability for Taxes with respect to the Business or the Assets. The Party requesting assistance hereunder shall reimburse the other Party for reasonable out-of-pocket expenses incurred in providing such assistance; provided, however, that such reimbursement for out-of-pocket expenses relating to independent contractors, such as accountants or attorneys, shall not be required unless the written consent of the Party requesting assistance, which consent shall not be unreasonably withheld, has been obtained prior to the other Party’s incurrence of such expenses. Any information obtained pursuant to this Section 7.6(b) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties, subject to applicable Law.
          (c) For purposes of determining the amount of Taxes with respect to the Assets or the Business that are attributable to a Straddle Period, the amount of any Taxes based on or measured by income or receipts, including sales and use Taxes, for the period up to and including the Closing Date, shall be determined based on an interim closing of the books as of the end of the Closing Date, and the amount of other Taxes (e.g., real or personal property) that relate to the period up to and including the Closing Date shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the total number of days in such Straddle Period.
     Section 7.7 Mail and Payments Received After Closing. Following the Closing, Buyer shall deliver or cause to be delivered to Seller all mail and payments received by Buyer after the Closing that pursuant to this Agreement belong to Seller or any of its Affiliates.

Additionally, following the Closing, Seller shall deliver or cause to be delivered to Buyer all mail and payments received by Seller or its Affiliates after the Closing that pursuant to this Agreement belong to Buyer.
     Section 7.8 Post-Closing Access to Records and Personnel.
          (a) After the Closing, each Party shall retain all books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers to the extent relating to the Business and the Assets in their respective possession for (x) a period the lesser of (i) seven (7) years from the Closing Date or (ii) seven (7) years from the date of such books and records, or (y) such longer period of time set forth in their respective records retention policies on the Closing Date or as may be required by Law or any Order; provided, however, that if a Party wishes to dispose of or destroy any such books and records earlier, such Party shall first notify the other Party and give the other Party a reasonable opportunity to take possession of such books and records, and if such Party does not so take possession, the restrictions in this clause shall no longer apply to such books and records.
          (b) After the Closing, the Parties shall allow each other reasonable access to and use of the Books and Records, and to personnel having knowledge of the whereabouts or contents of the Books and Records, for legitimate business reasons, such as the preparation of Tax Returns or the prosecution or defense of claims or access to information relating to the Excluded Assets or Excluded Liabilities. In addition, each Party shall make available its employees, as reasonable, to assist and cooperate with the other Party in connection with any litigation, accounting or tax matter related to the Business or the Assets. The Party requesting assistance hereunder shall reimburse the other Party for reasonable out-of-pocket expenses incurred in providing such assistance; provided, however, that such reimbursement for out-of-pocket expenses relating to independent contractors, such as accountants or attorneys, shall not be required unless the written consent of the Party requesting assistance, which consent shall not be unreasonably withheld, has been obtained prior to the other Party’s incurrence of such expenses.
     Section 7.9 Publicity. Except as reasonably determined to be required by applicable Law, or the rules of any applicable stock exchange, (i) the first press release announcing the transactions contemplated hereby shall be issued only in such form and at such time as shall be mutually agreed upon by Buyer and Seller and (ii) each Party shall consult with the other Party before issuing (or before an Affiliate of such party issues) any other press release or otherwise making any public statement with respect to such transactions or this Agreement.
     Section 7.10 Third Party Consents. As soon as practicable following the date hereof, Seller will use commercially reasonable efforts, and Buyer shall use commercially reasonable efforts to assist Seller, to obtain all required Consents, including those Consents set forth on Schedule 5.5 of the Disclosure Schedule. In connection with seeking such Consents, Seller shall keep Buyer informed of all material developments and shall, at Buyer’s reasonable request, include Buyer in any discussions or communications with any parties whose consent, waiver or approval is sought hereunder. Such Consents shall be in a form reasonably acceptable to Buyer. This Section 7.10 shall be in effect only through the Closing Date and shall not apply to Consents from Governmental Entities (which are addressed in Section 7.4). Notwithstanding anything to the contrary in this Agreement, Seller’s efforts under this Section 7.10 efforts shall not require Seller to make any payment or financial or other accommodations or grants to any third party (other than as mutually agreed in writing by the Parties).
     Section 7.11 No Solicitation of Competing Proposal. From and after the date of this Agreement until the earlier of the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Section 10.1, Seller agrees that neither it nor any of its Affiliates shall, and that it shall cause its Representatives not to, directly or indirectly: (a) solicit, initiate or knowingly facilitate or encourage any Competing Proposal, (b) participate in any negotiations regarding, or furnish to any Person any material nonpublic information with respect to, any Competing Proposal, (c) engage in discussions with any Person with respect to any Competing Proposal, (d) approve any Competing Proposal, or (e) enter into any letter of intent or similar document or any agreement or commitment providing for any Competing Proposal.
     Section 7.12 Advise of Changes. Seller shall promptly advise Buyer of any occurrence, change or event prior to the Closing, of which it becomes aware which, if it occurred or existed on or prior to the date hereof, would have been required to have been disclosed on any of the Schedules to this Agreement to be delivered by Seller to Buyer, and each Party shall give prompt notice to each other of, and use commercially reasonable efforts to remedy, the occurrence or failure to occur of any event of which it becomes aware, which occurrence or failure to occur will or would reasonably be expected to prevent or materially delay the Closing; provided, however, that the delivery of any notice pursuant to this Section 7.12 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.
     Section 7.13 Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale to Buyer of the Assets; provided, however, that Seller shall pay and discharge when due all valid claims of creditors asserted against Buyer or any of the Assets by reason of such non-compliance, except with respect to Assumed Liabilities, and except for Buyer’s portion of Transfer Taxes.
     Section 7.14 Surety Bonds; Letters of Credit. Prior to the Closing, Buyer shall put into place, effective as of the Closing, instruments equivalent to the Guarantees in effect as of the Closing, unless the Customer does not consent to the assignment of the Assumed Customer Contract. Buyer shall use commercially reasonable efforts, and Seller shall cooperate as reasonably requested by Buyer to, cause Buyer to be substituted in all respects for Seller, effective as of the Closing Date, in respect of all obligations of Seller under each of the Guarantees (and Seller shall be released from any such obligations), so that as a result of such substitution, Seller shall, from and after the Closing, cease to have any obligation whatsoever arising from or in connection with the Guarantees.
     Section 7.15 Data Center Pricing. Within thirty (30) days after the date hereof, Seller agrees to deliver to Buyer a written proposal for the commercial rates Seller would charge to provide the data center services described in Exhibits A05a, A05b and A05c to the Transition Services Agreement after expiration of such services pursuant to the Transition Services Agreement.

ARTICLE VIII
TRANSFERRED EMPLOYEES
     Section 8.1 Hiring of Employees.
          (a) The Parties currently intend that there will be a continuity of employment for substantially all Business Employees following the Closing Date. As used herein, “Business Employees” means all of those employees of the Business listed on Schedule 8.1(a) who remain employed by Seller as of the Closing Date, and any other employees of Seller as of the Closing Date who are employed exclusively in the Business (including as of the Closing Date (x) those employees receiving salary continuation benefits under Seller’s short-term disability and active employees on military leave or other approved absences, and (y) those employees absent from work pursuant to vacation, sick leave or other leave, including leave granted or required to be granted under the terms of the Family and Medical Leave Act; provided, that in the case of an employee described in clause (x) or (y), such employee is not receiving long-term disability benefits and is reasonably expected by Seller to return to active service within six months). As soon as practicable and at least ten (10) days prior to the Closing Date, and effective as of the Closing Date, Buyer shall make offers of employment (the “Offers”) to substantially all of the Business Employees, which offers may be subject to routine background checks, on the terms set forth in Section 8.1(c). Except as set forth on Schedule 8.1(a), during the past six months none of the Business Employees were transferred to the Business other than in the ordinary course of business. All Business Employees who accept Buyer’s offer of employment shall cease to be employees of Seller and shall become Buyer’s employees as of the date immediately following the Closing Date (the “Transferred Employees”). Buyer shall not have any obligation to hire any Business Employee or any other employee of Seller that does not accept an Offer.
          (b) Seller acknowledges and agrees that Buyer does not assume or agree to discharge any liability of Seller under COBRA with respect to any current or former employees of Seller.
          (c) Buyer agrees that each Offer will be for compensation (including incentive opportunity but excluding equity based compensation) for the benefit of each Business Employee that, when taken as a whole, is at least as favorable as such compensation provided to such employee as set forth in the updated compensation information provided to Buyer in accordance with this Section 8.1(c). Seller has provided Buyer with such compensation information as of the date hereof and will provide Buyer with updated information at least fifteen (15) days prior to the Closing. In addition, each Offer will provide that the applicable Business Employee shall be eligible to participate in all of Buyer’s welfare benefit plans generally available to its employees and Buyer’s 401(k) plan. Without limiting the generality of the foregoing, Buyer agrees that each Offer will be (i) for a comparable work location (which must be within fifty (50) miles of such employee’s current work location), and (ii) for comparable job functions. Buyer shall be deemed to have satisfied its obligations under this Section 8.1(c) as to any Business Employee who actually accepts his or her Offer.
          (d) To the extent that a Transferred Employee commences participation in any employee benefit plan, program or arrangement maintained by Buyer or any of its Affiliates (each such plan, program or arrangement, a “Buyer Plan”) following the Closing Date, Buyer shall, and shall cause its Affiliates and the applicable Buyer Plan to use commercially reasonable efforts to, (i) credit each Transferred Employee’s service with Seller or any Subsidiary or any predecessor employers thereto, to the extent credited under the analogous Benefit Plan, as service with Buyer for benefit eligibility only under such Buyer Plan; provided, however, that, to the extent the Transferred Employees participate in Buyer’s severance and vacation plans, such Transferred Employees shall also receive such service credit for benefit accrual purposes under such analogous Buyer Plan (if any); provided, further, that in no event shall the Transferred Employees be entitled to any credit to the extent that it would result in duplication of benefits with respect to the same period of service, (ii) cause any and all pre-existing condition limitations, eligibility waiting periods, active employment requirements and requirements to show evidence of good health under such Buyer Plan, to the extent that such conditions, exclusions and waiting periods would have been waived or satisfied under the analogous Benefit Plan in which such Transferred Employee participated immediately prior to the Closing Date, to be waived with respect to such Transferred Employee and such individual’s spouse and eligible dependents who become participants in such Buyer Plan and (iii) give credit for or otherwise take into account under such Buyer Plan the out-of-pocket expenses and annual expense limitation amounts paid by each Transferred Employee under the analogous Benefit Plan for the year in which the Closing Date occurs.
          (e) Seller will pay each Transferred Employee for their earned but unused vacation days accrued in accordance with Seller’s applicable policies as of the Closing Date.
          (f) Prior to the Closing, at its sole cost and expense, Seller shall take all actions necessary to comply with the Worker Adjustment and Retraining Notification Act, with respect to the Business Employees. If Buyer takes any action after the Closing Date which independently, or in connection with any reduction in the size of the Business’s work force occurring within the ninety (90) day period on or prior to the Closing Date, could be construed as a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act, Buyer shall be responsible for providing any notice required by the such act and Buyer shall be solely responsible for any and all penalties and costs (of Buyer or Seller or any of their respective Affiliates), if any, which may result from any failure to provide any notice required by such act, regardless of whether the applicable termination of employment occurred prior to, on, or following the Closing Date.

          (g) From the Closing Date until six (6) months following the Closing Date, Buyer will provide all Transferred Employees with a severance plan or policy that provides cash severance benefits no less favorable to such employees than the Unisys Supplemental Unemployment Benefits Plan effective January 1, 2009, and, for all purposes with respect to such severance plan or policy, will provide the Transferred Employees with credit for past service in accordance with Section 8.1(d).
          (h) This Article VIII is not intended to, and does not, create any rights or obligations to or for the benefit of anyone other than the Parties.
ARTICLE IX
CONDITIONS
     Section 9.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of each Party to effect the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:
          (a) Laws; Orders. No Law shall have been enacted or promulgated by any Governmental Entity that prohibits the consummation of the Closing, and there shall be (i) no Legal Proceeding pending by any Person that has a reasonable likelihood of prevailing on the merits and voiding or materially altering the transactions contemplated by this Agreement following the Closing, and (ii) no Order in effect that has the effect of restraining, altering, delaying or prohibiting, the consummation of the transactions contemplated by this Agreement.
          (b) Waiting Period. All waiting periods applicable under the HSR Act shall have expired or been terminated.
          (c) Required Consents. All Required Consents shall have been obtained.
     Section 9.2 Conditions to Obligations of Buyer to Effect the Closing. The obligations of Buyer to consummate the Closing shall be subject to the satisfaction or waiver by Buyer of each of the following conditions on or prior to the Closing Date:
          (a) Accuracy of Representations and Warranties of Seller. Without giving effect to any materiality or Material Adverse Effect qualifiers, the representations and warranties of Seller contained in this Agreement shall be true and correct in all respects, in each case on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties speak as of an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct does not, and would not reasonably be expected to result in, a Material Adverse Effect.
          (b) Performance of Covenants. The Seller shall have complied in all material respects with all covenants contained in this Agreement to be performed by it on or prior to the Closing.

          (c) Minimum Employees. At least 85% of the Business Employees as of the date hereof to whom Buyer has made offers of employment in accordance with Section 8.1, shall have accepted Buyer’s offer of employment effective as of the Closing Date.
          (d) No Material Adverse Effect. Between the date hereof and the Closing, there shall not have been a Material Adverse Effect.
          (e) Release of Security Interests. The Seller Financing Liens and any other Liens that encumber any of the Assets (other than the Permitted Liens) shall have been released.
          (f) Deliveries. Seller shall have delivered or caused to be delivered to Buyer all of the Transaction Documents, officer and secretary certificates, Consents and other documents required to be delivered by Seller at or prior to the Closing pursuant to Section 4.2 (including without limitation the Required Consents).
     Section 9.3 Conditions to Obligations of Seller to Effect the Closing. The obligations of Seller to consummate the Closing shall be subject to the satisfaction or waiver by Seller on or prior to the Closing Date of each of the following conditions:
          (a) Accuracy of Representations and Warranties of Buyer. Without giving effect to any materiality or Material Adverse Effect qualifiers, the representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects, in each case on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties speak as of an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct does not, and would not reasonably be expected to result in, a Buyer Material Adverse Effect.
          (b) Performance of Covenants. Buyer shall have complied in all material respects with all covenants contained in this Agreement to be performed by it on or prior to the Closing.
          (c) Payment of Purchase Price. Buyer shall have transferred the Closing Date Purchase Price to the Seller in accordance with Section 3.1 hereof.
          (d) Minimum Employees. Buyer shall have offered employment, subject to routine background checks, on the terms set out in Article VIII to substantially all of the Business Employees.
          (e) Deliveries. Buyer shall have delivered or caused to be delivered to Seller all of the Transaction Documents required to be delivered by Seller at or prior to the Closing pursuant to Section 4.3.
          (f) Guarantees. Seller shall have been released from the Guarantees , unless a Customer does not permit the release of Seller under a Guarantee.

ARTICLE X
TERMINATION
     Section 10.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Closing Date, as follows:
          (a) by mutual written consent of each of the Parties;
          (b) by either Party by written notice to the other Party if (i) the Closing shall not have occurred on or before June 30, 2010 (the “Termination Date”), and (ii) the Party seeking to terminate this Agreement pursuant to this Section 10.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall be the primary cause of the failure to consummate the transactions contemplated hereby on or before such date;
          (c) by either Party by written notice to the other Party if any Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, and such Order or other action shall have become final and non-appealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 10.1(c) shall have used its reasonable best efforts (with the cooperation of the other Party) to remove such Order or appeal diligently such other action; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party to perform any of its obligations under this Agreement so as to allow the Parties to close the transactions contemplated hereby as promptly as practicable;
          (d) by Buyer, if there shall be a breach by Seller of any representation or warranty or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 9.1 or 9.2 and which breach has not been cured (to the extent necessary to avoid a failure of such a condition) within thirty (30) calendar days (but not later than the Termination Date) after the giving of written notice to Seller of such breach; or
          (e) by Seller, if there shall be a breach by Buyer of any representation or warranty or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 9.1 or 9.3 and which breach has not been cured (to the extent necessary to avoid a failure of such a condition) within thirty (30) calendar days (but not later than the Termination Date) after the giving of written notice to Buyer of such breach.
     Section 10.2 Effect of Termination. In the event of the termination of the Agreement by any Party pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination of the transactions is made, and there shall be no liability or obligation thereafter on the part of either Party, except that Section 5.20 (Brokers or Finders Fee with respect to Seller), Section 6.5 (Brokers or Finders Fee with respect to Buyer), Section 7.3 (Confidentiality), Section 10.2 (Effect of Termination) and Section 12.1 (Fees and Expenses) of this Agreement shall remain in full force and effect and survive the termination of this Agreement; provided, however, that nothing in this Section 10.2 shall relieve either Party of any liability, or limit any remedy at law or equity, for any willful or intentional breach of this Agreement and upon any termination of this Agreement, Seller or Buyer, as the case may be, shall be fully liable for any and all damages of the other Party as a result of such breach, provided, that it shall be deemed an intentional breach if either Party refuses to close the transactions contemplated hereby after satisfaction or waiver of all of the conditions set forth in Article IX.
ARTICLE XI
INDEMNIFICATION
     Section 11.1 Survival of Representations, Warranties and Covenants. Subject to the limitations and other provisions of this Agreement, including the provisions of this Article XI, the representations and warranties of the Parties shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of either Party, for a period of eighteen (18) months after the Closing Date, except that the representations and warranties contained in (a) Section 5.16 (Tax Matters) shall survive until 60 days after expiration of the applicable statute of limitations; (b) Section 5.1 (Organization), Section 5.2 (Authorization), Section 5.3 (Binding Agreement), Section 6.1 (Organization), Section 6.2 (Authorization; Validity of Agreement; Necessary Action) and Section 6.5 (Brokers or Finders) shall survive indefinitely, (c) Section 5.11 (Title; Liens; Sufficiency of Assets) shall survive for two (2) years after the Closing Date, (d) Section 5.12 (Employee Benefit Plans) and Section 5.13 (Environmental Matters) shall survive for thirty (30) months after the Closing Date, and (d) any claim based on fraud or intentional or willful misrepresentation shall survive the Closing until expiration of the applicable statute of limitations; provided, however, that claims for indemnification pursuant to Section 11.2(a) or Section 11.3(a), as applicable, brought within such period shall not be extinguished after such period. No claim by either Party for a breach of any representation or warranty may be brought unless written notice of the claim shall have been given pursuant to Section 11.2(a) or 11.3(a) on or prior to the last day of such survival period.
     Section 11.2 Indemnification by Seller.
          (a) Subject to the limitations set forth in this Article XI, Seller shall indemnify and hold Buyer, any Affiliate of Buyer or their respective current or future Representatives, controlling persons, successors and permitted assigns (collectively, “Buyer Indemnitees”) harmless from and against and in respect of any and all actual losses, liabilities, damages, claims, suits, proceedings, judgments, settlements, and expenses, including, Excluded Consequential Damages (to the extent proven) and reasonable attorneys’ fees and expenses, incurred by any such Buyer Indemnitee (hereinafter “Buyer Losses”) to the extent arising out of or resulting from (i) any breach by Seller of any of the representations and warranties contained in this Agreement or any Ancillary Agreement, (ii) any breach by Seller of any of its covenants or agreements in this Agreement, (iii) the Excluded Liabilities and any assertion against Buyer by any third party of any of the Excluded Liabilities, and (iv) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller or any Affiliate thereof (or any Person acting on their behalf) in connection with any of the transactions contemplated by this

Agreement. Notwithstanding anything to the contrary contained herein, for purposes of this Section 11.2, all representations and warranties made by Seller in this Agreement or any other Transaction Document shall be read as if references and qualifications therein relating to materiality or Material Adverse Effect were disregarded.
          (b) The foregoing obligation to indemnify Buyer Indemnitees set forth in Section 11.2(a) shall be subject to each of the following limitations:
               (i) no indemnification for Buyer Losses asserted against Seller under Section 11.2(a)(i) shall be required until the cumulative amount of such Buyer Losses equals or exceeds $1,000,000 (the “Minimum Loss”), at which time Seller shall be obligated to make all such indemnification payments; and
               (ii) Seller’s aggregate liability to Buyer Indemnitees under Section 11.2(a)(i) for Buyer Losses shall not exceed $25,000,000 (the “Cap”), and Excluded Consequential Damages shall not comprise more than fifty percent (50%) of the Cap.
     Section 11.3 Indemnification by Buyer.
          (a) Subject to the limitations set forth in this Article XI, Buyer shall indemnify and hold Seller, any Affiliate of Seller or their respective current or future Representatives, controlling persons, successors and permitted assigns (collectively, “Seller Indemnitees”) harmless from and against and in respect of any and all actual losses, liabilities, damages, claims, suits, proceedings, judgments, settlements and expenses, including Excluded Consequential Damages (to the extent proven) and reasonable attorneys’ fees, incurred by any such Seller Indemnitee (hereinafter the “Seller Losses” and, together with Buyer Losses, “Losses”) to the extent arising out of or resulting from (i) any breach by Buyer of any of the representations and warranties contained in this Agreement or any Ancillary Agreement, (ii) any breach by Buyer of any of its covenants or agreements in this Agreement, (iii) the Assumed Liabilities and any assertion against Seller by any third party of any of the Assumed Liabilities, (iv) any draw under a Guarantee (other than to the extent with respect to an Excluded Liability or Losses resulting from a breach of Section 5.9(c) hereof with respect to an Assumed Customer Contract), and (v) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Buyer or any Affiliate thereof (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement.
          (b) Notwithstanding anything to the contrary contained herein, for purposes of this Section 11.3, all representations and warranties made by Buyer in this Agreement or any other Transaction Document shall be read as if references and qualifications therein relating to materiality or Buyer Material Adverse Effect were disregarded.
          (c) The foregoing obligation to indemnify Seller Indemnities set forth in Section 11.3(a) shall be subject to each of the following limitations:
               (i) no indemnification for Seller Losses asserted against Buyer under Section 11.3(a)(i) shall be required until the cumulative amount of such Seller Losses equals or exceeds the Minimum Loss, at which time Buyer shall be obligated to make all such indemnification payments; and
               (ii) Buyer’s aggregate liability to Seller Indemnitees under Section 11.3(a)(i) for Seller Losses shall not exceed the Cap, and Excluded Consequential Damages shall not comprise more than fifty percent (50%) of the Cap.
     Section 11.4 Indemnification Procedure.
          (a) All claims for indemnification by a Buyer Indemnitee or a Seller Indemnitee (an “Indemnified Party”) shall be asserted and resolved as set forth in this Section 11.4. As soon as is reasonably practicable after an Indemnified Party or any of its respective Affiliates, Representatives, successors and permitted assigns, as the case may be, becomes aware of any claim for which it is entitled to recover Losses under this Article XI, such Indemnified Party shall notify the other party (the “Indemnifying Party”) in writing (the “Claim Notice”), which shall describe the claim in reasonable detail and shall specify, in reasonable detail, to the extent known, the facts underlying the nature of the claim and the basis for indemnification, and in furtherance of the foregoing, in the event of any claim for indemnification hereunder resulting from or in connection with any claim or Legal Proceeding by a third party, the Indemnified Party shall give such notice thereof to the Indemnifying Party not later than ten (10) Business Days prior to the time any response to the asserted claim is required, and in any event, within five (5) Business Days following receipt of notice thereof (or as soon as practicable prior to the expiration of the response period if less than ten (10) Business Days); provided, however, that no delay on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless the Indemnifying Party is materially prejudiced thereby.
          (b) The Indemnifying Party shall have 30 days from the personal delivery or receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party: (i) whether or not the Indemnifying Party disputes its liability to the Indemnified Party with respect to such claim or demand; and (ii) in the case of a third party claim, whether or not it will defend the Indemnified Party against such claim or demand. If the Indemnifying Party declines to defend the claim or demand, then the reasonable costs and expenses incurred by the Indemnified Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party if the Indemnifying Party does not dispute its liability or if the Indemnifying Party does dispute its liability and the resolution of such dispute is against the Indemnifying Party. In the event that the Indemnifying Party elects to defend the Indemnified Party, it shall so notify the Indemnified Party within the Notice Period, and the Indemnifying Party shall defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense including the settlement of any case that involves solely monetary damages without the consent of the Indemnified Party. If any Indemnified Party desires to participate in any such defense, it may do so at its sole cost and expense, provided, however, that if the Indemnifying Party and the Indemnified Party shall, based on advice of counsel to the Indemnifying Party, have conflicting or different claims or defenses, then the Indemnifying Party shall not have control of such conflicting or differing claims or defenses and the Indemnified Party shall be entitled to appoint a separate counsel for such claims and defenses, at the cost and expense (not to be unreasonable) of the Indemnifying Party. If the

Indemnifying Party assumes the defense, so long as the Indemnifying Party is in good faith defending such claim or proceeding, the Indemnified Party shall not settle a claim or demand for which it is indemnified by the Indemnifying Party without the written consent of the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand, except such consent of the Indemnified Party shall not be required with respect to monetary damage awards (for which the Indemnifying Party has received, as an unconditional term of such settlement, an unconditional release by claimant or plaintiff from all Losses in connection with such claim or demand). The Indemnified Party will diligently and fully cooperate with the Indemnifying Party, its counsel, experts and other relevant persons in the defense of any claim or demand including providing access, during normal business hours, to relevant facilities and to business records and other documents, and shall permit them to consult with the employees and counsel and other relevant persons of the Indemnified Party. The Indemnifying Party shall use its reasonable efforts to defend all such claims for which it has assumed the defense.
          (c) Notwithstanding any other provision, Seller shall be entitled to control in all respects any claims or Legal Proceedings relating to Taxes based on or related to income of Seller or any of its Affiliates and any other claims or Legal Proceedings relating to Taxes of Seller or any of its Affiliates; provided, however, that Buyer shall have the right to participate in any such Legal Proceeding if the outcome of such proceeding could have an adverse effect on Buyer or the Business, and Seller shall not settle such proceeding without Buyer’s consent, which consent will not be unreasonably withheld.
     Section 11.5 Treatment of Indemnity Payments. The Parties agree to treat any amounts payable after the Closing by Seller to Buyer (or by Buyer to Seller) pursuant to this Agreement as an adjustment to the Purchase Price for income Tax purposes, unless otherwise required by a Tax authority.
     Section 11.6 Certain Limitations. Notwithstanding anything to the contrary:
          (a) No Buyer Indemnitee shall be entitled to indemnification hereunder from Seller with respect to any inaccuracy, misrepresentation or breach of a representation, warranty or covenant in this Agreement (a “Breach”) if, on the date hereof, Seller establishes that (i) any of the persons listed on Schedule 1.1(e) hereof had actual knowledge of the existence of such Breach and (ii) none of the persons listed on Schedule 1.1(f) had actual knowledge of such Breach; provided, that the foregoing shall not limit Seller’s obligations under Section 11.2(a)(iii).
          (b) No Seller Indemnitee shall be entitled to indemnification hereunder from Buyer with respect to a Breach if, on the date hereof, Buyer establishes that (i) any of the persons listed on Schedule 1.1(f) hereof had actual knowledge of the existence of such Breach and (ii) none of the persons listed on Schedule 1.1(e) had actual knowledge of such Breach; provided that the foregoing shall not limit Buyer’s obligations under Section 11.3(a)(iii).
          (c) Seller shall not be obligated to indemnify Buyer against any Current Liabilities included in the Closing Date Net Working Capital.

          (d) If an Indemnified Party receives insurance proceeds for a claim as a result of Losses relating to a matter for which the Indemnified Party has also been indemnified hereunder, such Indemnified Party shall promptly pay the amount of such insurance proceeds to the Indemnifying Party, up to the amount previously paid by such Indemnifying Party to such Indemnified Party as indemnification hereunder in relation to such matter, or if such Indemnifying Party has not yet satisfied the indemnification claim of the Indemnified Party, the amount such Indemnifying Party is obligated to pay the Indemnified Party with respect to such matter shall be reduced by the amount of such insurance proceeds that such Indemnified Party has received.
     Section 11.7 Remedies Exclusive; Mitigation. The remedies provided in this Article XI are the exclusive remedies of the Parties hereto for money damages after the Closing in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including any breach or non-performance of any representation, warranty, covenant or agreement contained herein and therein. Notwithstanding the foregoing, the Parties hereto shall each have and retain all rights and remedies existing in their favor under this Agreement and the Ancillary Agreements, at law or in equity, to bring actions for specific performance or injunctive relief (including the remedy of rescission) to enforce or prevent a breach or violation of any provision of this Agreement or the Ancillary Agreements. Each Person seeking indemnification hereunder shall use commercially reasonable efforts to mitigate Losses (including without limitation using commercially reasonable efforts to exercise cure rights under contracts) for which it seeks indemnification hereunder; provided, however, that any reasonable costs incurred by such Person in connection with such mitigation shall constitute Losses hereunder.
     Section 11.8 WAIVER OF CONSEQUENTIAL DAMAGES. EXCEPT IN RESPECT OF THIRD PARTY CLAIMS, IN NO EVENT WILL EITHER PARTY HERETO BE LIABLE WHETHER IN CONTRACT OR TORT FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING LOSS OF REPUTATION OR GOODWILL, TO THE FULLEST EXTENT THESE DAMAGES MAY BE DISCLAIMED BY LAW, PROVIDED, HOWEVER, THE PARTIES HEREBY AGREE THAT LOST PROFITS RESULTING FROM A BREACH OF THE REPRESENTATIONS AND WARRANTIES OR OTHER TERMS OF THIS AGREEMENT (“EXCLUDED CONSEQUENTIAL DAMAGES”) ARE NOT CONSEQUENTIAL DAMAGES FOR PURPOSES OF ANY DAMAGE COMPUTATION AND ARE RECOVERABLE HEREUNDER.
ARTICLE XII
MISCELLANEOUS
     Section 12.1 Fees and Expenses. Except as otherwise provided in this Agreement, the Parties shall each pay their respective expenses (including legal, investment banking, finder’s, broker’s and accounting fees) incurred in connection with the origination, negotiation and execution of this Agreement, except that each Party shall pay, whether or not the transactions contemplated hereby are consummated, 50% of all filing fees incurred in connection with any filing with antitrust authorities pursuant to the HSR Act.

     Section 12.2 Amendment and Modification. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Parties. No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
     Section 12.3 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) the expiration of five business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective party at the following address (or such other address for a Party as shall be specified by like notice):

if to Buyer, to:

Molina Healthcare, Inc.
200 Oceangate
Suite 100 Long Beach, CA 90802
Attn: Chief Financial Officer
Fax: (562) 495-7770

with a copy (that shall not constitute notice) to:

Molina Healthcare, Inc.
2277 Fair Oaks Boulevard, Ste. 440
Sacramento CA 95825
Attn: General Counsel
Fax: (916) 646-4572

with a copy (that shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP
405 Howard St.
San Francisco, CA 94105
Attn: John Cook
Fax: (415) 773-5759

if to Seller, to:

Unisys Corporation
Unisys Way
Blue Bell, PA 19424-0001
Attn.: Senior Vice President, Corporate Development
Fax: (215) 986-3889

with a copy (that shall not constitute notice) to:

Unisys Corporation
Unisys Way
Blue Bell, PA 19424-0001
Attn.: General Counsel
Fax: (215) 986-0624
     Section 12.4 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile and .pdf file), each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The Parties need not execute the same counterpart.
     Section 12.5 Entire Agreement; No Third Party Beneficiaries. This Agreement, the Schedules and Exhibits, the Confidentiality Agreement and the other Transaction Documents set forth the entire understanding of the Parties, and supersede all prior agreements and understandings, both written and oral, with respect to the subject matter hereof (other than the Confidentiality Agreement). Nothing herein, expressed or implied, shall create or establish any third party beneficiary hereto nor confer upon any person not a Party any rights or remedies under or by reason of this Agreement, except for those third party beneficiaries set forth in Section 11.2(a) and Section 11.3(a).
     Section 12.6 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.
     Section 12.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of law principles.
     Section 12.8 Enforcement; Venue. Each of the Parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware located in Wilmington, Delaware, or if such court does not have jurisdiction, the Court of Chancery of the State of Delaware, County of New Castle, for the purposes of any suit, action or other proceeding arising out of this Agreement, the other Transaction Documents or any transaction contemplated hereby or thereby. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 12.3 shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby in (a) the United States District Court for the District of Delaware or (b) the Court of Chancery of the State of Delaware, County of New Castle, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     Section 12.9 Extension; Waiver. At any time prior to the Closing Date, each Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other Party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
     Section 12.10 Schedules and Exhibits. All Exhibits and Schedules hereto are hereby incorporated by reference and made a part of this Agreement. Any information disclosed in any schedule shall be deemed to be disclosed and incorporated into any other schedule if the applicability of such disclosure to such other schedule is reasonably apparent from the actual text of such disclosure without reference to further documentation. Any fact or item disclosed on any Schedule or Exhibit hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.
     Section 12.11 Delivery. For purposes of this Agreement, references to the term “delivered by Seller,” “delivered to Buyer” or “furnished or made available to Buyer” or similar expressions shall mean that Seller has: (a) posted such materials to the Data Room and has given Buyer and its Representatives access to the materials so posted, (b) set forth such materials in the Schedules; or (c) has otherwise made such materials available in writing (whether tangible or electronic) to Buyer.
     Section 12.12 Assignment. This Agreement shall inure to the benefit of and be binding on the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by either Party without the express prior written consent of the other Party, and any attempted assignment, without such consents, shall be null and void. Notwithstanding the foregoing, Buyer may assign this Agreement without such consent to a wholly-owned subsidiary of Buyer; provided, however, that Buyer shall be and remain jointly and severally liable for all obligations of Buyer and any such assignee under this Agreement.
     Section 12.13 Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity, including monetary damages, that may be available to it.

     Section 12.14 No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
     Section 12.15 WAIVER OF JURY TRIAL. THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF EITHER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES EACH ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY WILL RELY ON THIS WAIVER, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     Section 12.16 Further Assurances.
          (a) Seller shall, at the Closing and from time to time thereafter, upon the request of Buyer, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, powers of attorney, assurances and instruments as Buyer may reasonably request to assign and transfer the Assets to Buyer and to assure to Buyer the continued possession, control and enjoyment of the Assets.
          (b) Prior to the Closing Date, Seller shall update Schedule 1.1(i) to add any Unisys proprietary software (other than Excluded Assets) and any know-how of Transferred Employees related to use of such software in the Business that is primarily used, or otherwise necessary, in connection with the operation of the Business as of the Closing Date. Should Seller have failed to include such Unisys proprietary software on Schedule 1.1(i), upon written notice from Buyer to Seller within twenty one (21) months after the Closing Date, such item shall be added to Schedule 1.1(i) retroactively to the Closing Date. The second sentence of this clause (b) shall be Buyer’s sole recourse for an unintentional breach by Seller of the first sentence of this clause (b).

          (c) If within twenty-one (21) months after the Closing Date, Seller notifies Buyer in writing that it has identified any item of Assigned Other Intellectual Property that, as of the Closing Date, was used in the operation of any business of Seller or any of its Subsidiaries (other than those assets, rights and services that are to be provided to Seller pursuant to the terms of the Subcontract (and the assets and other resources used to provide such services)), Buyer shall, or shall cause the applicable Affiliate of Buyer, to grant Seller and its Subsidiaries a royalty-free, world-wide, sub-licensable and transferable license to such intangible asset, limited in scope to use in Seller’s and its Subsidiaries’ businesses that are not Competitive Businesses (which license would be deemed effective as of the Closing Date).
     Section 12.17 Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.
[Execution page follows.]

     IN WITNESS WHEREOF, the Parties have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

MOLINA HEALTHCARE, INC.
By:	/s/ Joseph M. Molina
	Name:	Joseph M. Molina, M.D.
	Title:	President and Chief Executive Officer

UNISYS CORPORATION
By:	/s/ M. Lazane Smith
	Name:	M. Lazane Smith
	Title:	Senior Vice President — Corporate Development